STOCK PURCHASE AGREEMENT

                                  by and among

                              GLOBAL CROSSING LTD.,


                       GLOBAL CROSSING NORTH AMERICA, INC.


                                       and

                         CITIZENS COMMUNICATIONS COMPANY


                            Dated as of July 11, 2000


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                                                  TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Article 1.  Purchase and Sale.....................................................................................1
         1.1    General...........................................................................................1
         1.2    Delivery of the Shares............................................................................1
         1.3    Purchase Price; Payment...........................................................................2
         1.4    Post-Closing Adjustment...........................................................................3
         1.5    Resignations......................................................................................5
         1.6    Closing and Closing Date..........................................................................5
         1.7    Taking of Necessary Action; Further Action........................................................5

Article 2.  Representations and Warranties Relating to the Sellers................................................6
         2.1    Organization and Standing.........................................................................6
         2.2    Binding Agreement.................................................................................6
         2.3    Absence of Violations or Required Consents........................................................6
         2.4    Ownership of Stock................................................................................7
         2.5    Entire Business...................................................................................8
         2.6    Financial Information.............................................................................8
         2.7    Title to Assets; Related Matters..................................................................9
         2.8    Absence of Certain Changes, Events and Conditions.................................................9
         2.9    Litigation.......................................................................................10
         2.10  Insurance.........................................................................................10
         2.11  Material Contracts................................................................................11
         2.12  Permits and Licenses; Compliance with Law.........................................................11
         2.13  Environmental Matters.............................................................................12
         2.14  Employee Benefit Matters..........................................................................12
         2.15  Labor Relations...................................................................................14
         2.16  Intellectual Property.............................................................................14
         2.17  Taxes.............................................................................................14
         2.18  Commissions.......................................................................................15
         2.19  Affiliate Transactions............................................................................15
         2.20  Telephone Operations..............................................................................15
         2.21  Long Distance Agreements..........................................................................18

Article 3.  Representations and Warranties of the Buyer..........................................................18
         3.1    Organization and Standing........................................................................18
         3.2    Binding Agreement................................................................................18
         3.3    Absence of Violations or Required Consents.......................................................18
         3.4    Litigation.......................................................................................19
         3.5    Commissions......................................................................................19
         3.6    Financing........................................................................................19
         3.7    Acquisition of Shares for Investment.............................................................19

Article 4.  Covenants and Agreements.............................................................................20
         4.1    Conduct of the Business Prior to Closing; Access.................................................20
         4.2    Financing Commitments............................................................................24
         4.3    Post-Closing Covenants and Agreements............................................................25
         4.4    Cooperation......................................................................................27
         4.5    Confidentiality..................................................................................30
         4.6    Public Announcements.............................................................................30
         4.7    No Solicitation..................................................................................30
         4.8    No Additional Representations....................................................................30
         4.9    Use of Global Crossing and Frontier Names........................................................31
         4.10  Long Distance Agreements..........................................................................31
         4.11  Transition Services...............................................................................32
         4.12  Sublease of Premises in GCNA Building.............................................................34
         4.13  Intercompany Accounts and Guaranties..............................................................35
         4.14  Capital Expenditures..............................................................................35
         4.15  Non-Compete.......................................................................................36
         4.16  Transition Plan...................................................................................37

Article 5.  Conditions to Obligations of the Buyer...............................................................38
         5.1    Representations and Warranties...................................................................38
         5.2    Performance by the Sellers.......................................................................38
         5.3    Certificate......................................................................................38
         5.4    Consents; No Objections..........................................................................38
         5.5    No Proceedings or Litigation.....................................................................39
         5.6    No Material Events...............................................................................39

Article 6.  Conditions to Obligations of the Seller..............................................................39
         6.1    Representations and Warranties...................................................................39
         6.2    Performance by the Buyer.........................................................................39
         6.3    Certificate......................................................................................39
         6.4    Consents; No Objections..........................................................................40
         6.5    No Proceedings or Litigation.....................................................................40
         6.6    Purchase Price Adjustment Limitation.............................................................40

Article 7.  Tax Matters..........................................................................................40
         7.1    Liability for Taxes..............................................................................40
         7.2    Tax Refunds......................................................................................41
         7.3    Adjustment to Purchase Price.....................................................................42
         7.4    Amended Returns..................................................................................42
         7.5    Tax Returns......................................................................................42
         7.6    Tax Contest Provisions...........................................................................43
         7.7    Termination of Tax Allocation Agreements.........................................................44
         7.8    Assistance and Cooperation.......................................................................44
         7.9    Transfer and Conveyance Taxes....................................................................44
         7.10  Global Crossing Options...........................................................................44
         7.11  Carryback of Net Operating Losses.................................................................45
         7.12  Survival..........................................................................................45

Article 8.  Employee Benefit and Labor Matters...................................................................45
         8.1    Continuation of Employee Benefits................................................................45
         8.2    Termination of Participation in Employee Benefit Plans; Defined
                   Benefit Pension Plans.........................................................................46
         8.3    Defined Contribution Plan........................................................................47
         8.4    Post-Retirement Benefits.........................................................................48
         8.5    Collective Bargaining Agreements.................................................................49
         8.6    WARN.............................................................................................49
         8.7    Annual Incentive Compensation....................................................................49

Article 9.  Indemnification......................................................................................50
         9.1    Indemnification by the Sellers...................................................................50
         9.2    Indemnification by the Buyer.....................................................................50
         9.3    Limitations on Indemnification Claims and Liability..............................................50
         9.4    Computation of Claims and Damages................................................................52
         9.5    Notice of Claims.................................................................................52
         9.6    Defense of Third Party Claims....................................................................53
         9.7    Special Indemnification Procedures with Respect to Environmental Matters.........................54
         9.8    Probable Liabilities and Assets Lists............................................................55

Article 10.  Definitions.........................................................................................55

Article 11.  Miscellaneous Provisions............................................................................68
         11.1  Termination Rights................................................................................68
         11.2  Expenses..........................................................................................68
         11.3  Notices...........................................................................................68
         11.4  Benefit and Assignment............................................................................70
         11.5  Waiver............................................................................................70
         11.6  Severability......................................................................................71
         11.7  Amendment.........................................................................................71
         11.8  Effect and Construction of this Agreement.........................................................71
         11.9  Specific Performance..............................................................................71

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                         INDEX OF ANNEXES AND SCHEDULES



ANNEXES

Annex I  The Companies
Annex II The Company Subsidiaries

SCHEDULES

Schedule 1.3      Performance Adjustment Calculation Methodology
Schedule 4.11     Transition Services
Disclosure Schedule


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                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (this "Agreement") made as of July 11, 2000 by and among Global Crossing Ltd., a company formed under the laws of Bermuda ("Global"), Global Crossing North America, Inc., a New York corporation and a wholly owned subsidiary of Global ("GCNA" and together with Global, the "Sellers"), and Citizens Communications Company, a Delaware corporation (the "Buyer").

                              W I T N E S S E T H :
                               -------------------


                  WHEREAS, GCNA is the record and beneficial owner of all of the capital stock of certain corporations (the "Companies") that, together with their wholly owned subsidiaries, constitute the Frontier LEC Business (as hereinafter defined); and

                  WHEREAS, the Sellers desire to sell to the Buyer all of the outstanding capital stock of the Companies (the "Sale") and the Buyer desires to purchase from GCNA at the Closing all of the then outstanding capital stock of the Companies, in each case upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, the respective Boards of Directors of the Sellers and the Buyer have each approved the Sale, the terms of this Agreement and the transactions contemplated hereby.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

                      [A list of defined terms is provided in Article 10 hereof]

                  Article 1.  Purchase and Sale.
                              -----------------

                  1.1 General. At the Closing (as defined in Section 1.6 hereof), and subject to the terms and conditions of this Agreement, GCNA agrees to, and Global agrees to cause GCNA to, sell, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from GCNA, all of the outstanding shares of capital stock of the Companies as set forth in Annex I hereto (the "Shares").

                  1.2 Delivery of the Shares. At the Closing, and subject to the terms and conditions of this Agreement, GCNA shall deliver to the Buyer certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, and such other instruments as shall reasonably be required to transfer to the Buyer all right, title and interest in and to the Shares, free and clear of any security interests, pledges, liens, charges, encumbrances, adverse claims, restrictions or defects in title. All such certificates, stock powers and instruments shall be in form and substance reasonably satisfactory to the Buyer.

                  1.3 Purchase Price; Payment. (a) The consideration for the sale of the Shares shall be the aggregate of (i) $ 3,650,000,000 (Three Billion, Six Hundred Fifty Million Dollars), minus (ii) the amount of the Combined Liabilities as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date (the "Liabilities Adjustment"), plus (if greater than or equal to zero) or minus (if less than zero) (iii) the amount of the Combined Working Capital as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date (the "Working Capital Adjustment"), minus (iv) the Performance Adjustment set forth in Section 1.3(d), if any, subject to adjustment pursuant to Section 1.4 (the "Purchase Price").

                  (b) On or before ten days prior to the Closing, the Sellers shall deliver to the Buyer a statement setting forth the amounts estimated in good faith by the Company to be the amounts of the Liabilities Adjustment, the Working Capital Adjustment and the Performance Adjustment, if any, as of the Closing Date (collectively, the "Estimated Adjustment") and the estimated amount of the aggregate Purchase Price based upon the Estimated Adjustment (the "Closing Cash Payment").

                  (c) At the Closing, and subject to the terms and conditions of this Agreement, the Buyer shall pay to GCNA the Closing Cash Payment by wire transfer in immediately available funds to an account or accounts designated by GCNA not later than three Business Days prior to the Closing.

                  (d) The "Performance Adjustment," if any, shall be the largest of (x) the Access Line Deficiency, if any, (y) the Revenue Deficiency, if any, and (z) the EBITDA Deficiency, if any. For purposes of this Section 1.3(d),

                  (i) The "Access Line Deficiency" means (A) the difference between the number of Access Lines billed by the Companies and Company Subsidiaries as of the end of the month most recently completed prior to the Closing Date and 1,071,644 multiplied by (B) $3,294; provided that there shall be no Access Line Deficiency unless the number of Access Lines billed by the Companies and Company Subsidiaries as of such date is less than 1,071,644;

                  (ii) The "Revenue Deficiency" means (A) the difference between the pro forma revenue for the Frontier LEC Business (calculated as provided in Schedule 1.3 hereto) for the 12 calendar months ending as of the end of the month most recently completed prior to the Closing Date (the "Pre-Closing Pro Forma Revenue) and $805,204,000 multiplied by (B) 4.38; provided that there shall be no Revenue Deficiency unless the Pre-Closing Pro Forma Revenue is less than $805,204,000; and

                  (iii) The "EBITDA Deficiency" means (A) the difference between the pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Frontier LEC Business (excluding
         non-recurring   revenues  and  expenses   resulting   from  assets  and
         liabilities being put on the balance sheet in the process of determining the amount of Combined Liabilities or Combined Working Capital and calculated as provided in Schedule 1.3 hereto) for the 12 calendar months ending as of the end of the month most recently completed prior to the Closing Date (the "Pre-Closing Pro Forma EBITDA") and $386,769,000 multiplied by (B) 9.13; provided that there shall be no EBITDA Deficiency unless the Pre-Closing Pro Forma EBITDA is less than $386,769,000.

                  (e) Notwithstanding anything in this Agreement to the contrary, other than with respect to the calculation of the Performance Adjustment (which shall be calculated without consideration of whether any matter reflected in such adjustment also may be reflected in any other adjustment or payment), in no event shall the Buyer be entitled to receive any duplicate decrease to the Purchase Price under any adjustment provision hereof or payment under any other Section of this Agreement relating to any single matter.

                  1.4 Post-Closing Adjustment. (a) Not later than 75 days after the Closing (or such later date on which such statement reasonably can be prepared and delivered in light of the compliance of the Buyer with its obligations set forth in next two succeeding sentences), the Sellers shall cause to be prepared and shall deliver to the Buyer (i) a statement of the actual amount of the Combined Liabilities as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date, the actual amount of the Combined Working Capital as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date, the actual amount of the Performance Adjustment, if any, and the actual amount of the Purchase Price derived thereby (the "Closing Statement") to be prepared in conformity with GAAP consistently applied and on a basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of Section 2.6(a) and except as specifically required by the definitions of "Combined Liabilities", "Combined Working Capital" and "Performance Adjustment", (ii) a determination of the amount (the "Proposed Adjustment") by which the Purchase Price as then determined by the Sellers is less than or greater than the Closing Cash Payment (the amount of such excess or shortfall, as finally determined, is referred to herein as the "Adjustment"), (iii) a statement of the Probable Liabilities prepared in accordance with Section 9.8 (the "Probable Liabilities Statement") and (iv) a statement of the Probable Assets prepared in accordance with Section
9.8  (the   "Probable   Assets   Statement"),   in  each   case   certified   by
PricewaterhouseCoopers LLP, or other independent accountants for the Sellers. The Buyer shall provide the Sellers and their independent accountants access at all reasonable times to the relevant personnel, properties, books and records of the Frontier LEC Business in the possession of the Buyer and its Affiliates (including, without limitation, the Companies and Company Subsidiaries) for such purposes and to assist the Sellers and their independent accountants in preparing the Closing Statement, the Probable Liabilities Statement and the Probable Assets Statement. The Buyer's assistance shall include, without limitation, the closing of the books of the Frontier LEC Business as of the Closing, the preparation of schedules supporting the amounts set forth in the general ledger and other books and records of the Frontier LEC Business, and such other assistance as the Sellers or their independent accountants may reasonably request.

                  (b) During the 75-day period following the delivery by the Sellers of the Closing Statement, the Proposed Adjustment, the Probable Liabilities Statement and the Probable Assets Statement referred to in Section 1.4(a) (or such longer period during which such statement and adjustment reasonably can be reviewed in light of the compliance of the Sellers with their obligations set forth in next two succeeding sentences), the Buyer and KPMG LLP, independent accountants for the Buyer (or another nationally recognized accounting firm selected by the Buyer that is not also retained by the Sellers), will be permitted to review the working papers of the Sellers and their independent accountants relating to the preparation of the Closing Statement, the Proposed Adjustment, the Probable Liabilities Statement and the Probable Assets Statement. The Sellers shall provide the Buyer and its independent accountants access at all reasonable times to the relevant personnel, properties, books and records of the Frontier LEC Business in the possession of the Sellers and their Affiliates for such purposes and to assist the Buyer and its independent accountants in reviewing the Closing Statement, the Probable Liabilities Statement and the Probable Assets Statement. The Sellers' assistance shall include, without limitation, the preparation of schedules supporting the amounts set forth in the general ledger and other books and records of the Frontier LEC Business, and such other assistance as the Buyer or its independent accountants may reasonably request.

                  (c) Unless the Buyer delivers written notice to the Sellers of its disagreement with the Closing Statement and the Proposed Adjustment, the Probable Liabilities Statement and/or the Probable Assets Statement within 75 days following delivery by the Sellers of the Closing Statement, the Proposed Adjustment, the Probable Liabilities Statement and the Probable Assets Statement, the Buyer will be deemed to have accepted and agreed to the Closing Statement and Proposed Adjustment, the Probable Liabilities Statement and/or the Probable Assets Statement, and such Adjustment, the Probable Liabilities List and/or the Probable Assets List shall be final and binding. If, within such 75-day period, the Buyer notifies the Sellers that it disagrees with the Closing Statement and the Proposed Adjustment, the Probable Liabilities Statement and/or the Probable Assets Statement, and the Sellers and the Buyer cannot agree with respect to the Closing Statement and the Proposed Adjustment, the Probable Liabilities Statement and/or the Probable Assets Statement within 14 days of the notice of disagreement provided by the Buyer to the Sellers, then the determination shall be submitted for resolution promptly to an independent nationally recognized accounting firm jointly selected by the Sellers and the Buyer (the "Neutral Auditor"), whose determination (the "Neutral Auditor Determination") shall be instructed by the parties to be made within 30 days and be final and binding upon all parties hereto. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne (i) by the Buyer in the same proportion that the aggregate amount of all of the objections on the Closing Statement, the Probable Liabilities Statement and/or the Probable Assets Statement that are submitted by the Buyer to the Neutral Auditor and are unsuccessfully disputed by the Buyer, bear to the total amount of all of such objections and (ii) by the Sellers in the same proportion that the aggregate amount of all of the objections on the Closing Statement, the Probable Liabilities Statement and/or the Probable Assets Statement that are submitted by the Buyer to the Neutral Auditor and are successfully disputed by the Buyer, bear to the total amount of all of such objections. The Buyer and the Sellers shall reimburse the other to the extent the other pays more than the amount so required pursuant to the preceding sentence. In the event of a Neutral Auditor Determination, the Neutral Auditor shall deliver a certificate to each of the Sellers and the Buyer setting forth the amount of the Adjustment, the Probable Liabilities List and/or the Probable Assets List.

                  (d) If the Adjustment provides that the Closing Cash Payment is greater than the Purchase Price as finally determined, then the Purchase Price shall be reduced to the amount as so determined and GCNA shall pay to the Buyer an amount equal to the amount of the Adjustment. If the Adjustment provides that the Closing Cash Payment is less than the Purchase Price as finally determined, then the Purchase Price shall be increased to the amount as so determined and the Buyer shall pay to GCNA an amount equal to the amount of the Adjustment. If the Adjustment provides that the Closing Cash Payment was equal to the Purchase Price as finally determined, then no further payments with respect to the Purchase Price shall be made. Any payment required to be made by GCNA or the Buyer pursuant to this Section 1.4(d) shall bear interest from the Closing Date through the date of payment at a rate of interest equal to the prime rate per annum publicly announced from time to time by The Chase Manhattan Bank, N.A. at its principal office in New York City and shall be made by wire transfer in immediately available funds to an account or accounts designated by the party to receive such payment.

                  1.5 Resignations. Prior to or at the Closing, the Sellers will, upon the request of the Buyer, obtain the removal or resignation, effective as of the Closing, of each of the directors and officers of the Companies and Company Subsidiaries so requested.

                  1.6 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been terminated pursuant to Section 11.1 hereof, the closing (the "Closing") of the transactions herein contemplated shall take place ten days following the satisfaction of the conditions set forth in Sections 5.4(a) and 6.4(a) hereof, and the satisfaction or waiver of the other conditions set forth in Articles 5 and 6 hereof, other than those that are satisfied on the Closing Date, or at such other time and date as the Sellers and the Buyer shall agree (such time and date being referred to herein as the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other place as the Sellers and the Buyer shall agree. At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

                  1.7 Taking of Necessary Action; Further Action. Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Frontier LEC Business, the Sellers shall take, and shall ensure that the officers of the Companies are fully authorized, in the name of the Companies or otherwise, to take, and shall take, all such lawful and necessary action.

         Article 2.  Representations and Warranties Relating to the Sellers.
                     ------------------------------------------------------

        Each of the Sellers represents and warrants to the Buyer as follows:

                  2.1 Organization and Standing. (a) Each of the Sellers is a company or a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

                  (b) Each of the Companies and their respective Subsidiaries (the "Company Subsidiaries") is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Each of the Companies and the Company Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the operation of its business or ownership of its assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

                  2.2 Binding Agreement. Each of the Sellers has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of their obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Sellers. This Agreement has been duly executed and delivered on behalf of the Sellers and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of each of the Sellers enforceable in accordance with its terms.

                  2.3 Absence of Violations or Required Consents. Except as set forth in Section 2.3 of the Disclosure Schedule and, in the case of clauses (b),
(c) and (d), except for such violations, breaches, defaults, consents, approvals, authorizations, orders, actions, registrations, filings, declarations, notifications and Encumbrances that would not reasonably be expected to have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby, the execution, delivery and performance by the Sellers of this Agreement do not and will not (a) violate or result in the breach or default of any provision of Global's memorandum of association or bye-laws or the certificates of incorporation or by-laws of GCNA, the Companies or the Company Subsidiaries, (b) violate any Law or Governmental Order applicable to either Seller or any of the Companies or the Company Subsidiaries or any of their respective properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Sellers', the Companies' or the Company Subsidiaries' respective assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which either Seller or any Company or Company Subsidiary is a party or by which their respective assets are bound.

                  2.4 Ownership of Stock. (a) GCNA is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each of the Companies.

                  (b) One of the Companies, Frontier Subsidiary Telco Inc. ("FSTI"), or one or more of the other Company Subsidiaries wholly owned by FSTI, is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries. The issued and outstanding shares of capital stock of each of the Company Subsidiaries, and the record owners thereof, are set forth in Annex II hereto.

                  (c) Other than this Agreement, the shares of capital stock identified in Annex I and Annex II hereto, and rights or interests created by or suffered to exist by the Buyer, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock or other ownership interests in any of the Companies or Company Subsidiaries or any securities convertible into or evidencing the right to purchase any shares of capital stock or other ownership interests in any of the Companies or Company Subsidiaries.

                  (d) Upon the consummation of the Sale at the Closing as contemplated by this Agreement, the Sellers will deliver to the Buyer good title to the Shares free and clear of any security interests, pledges, liens, charges, encumbrances, adverse claims, restrictions or defects in title, other than (i) security interests, pledges, liens, charges, encumbrances, claims or restrictions created by or suffered to exist by the Buyer and (ii) requirements of federal and state securities Laws and utilities, telecommunications and other Laws respecting limitations on the subsequent transfer thereof.

                  (e) Except as set forth in Section 2.4 of the Disclosure Schedule, other than the Company Subsidiaries, none of the Companies or Company Subsidiaries owns any shares of capital stock or other ownership interests in any other Person or any options, warrants or other securities, or other rights of any kind, convertible into or evidencing the right to purchase any shares of capital stock or other ownership interests in any other Person.

                  2.5 Entire Business. Except as disclosed in Section 2.5 of the Disclosure Schedule and except for such matters that are not material to the Frontier LEC Business (and, in each case, such exceptions being subject to (i) an obligation of the Sellers to use their reasonable best efforts to effect the actions required by Section 2.5 of the Disclosure Schedule prior to the Closing and (ii) the obligations of the Sellers pursuant to Section 1.7 to the extent that any such required actions have not been effected prior to the Closing), the Sellers' ownership of the Frontier LEC Business is evidenced solely by the Shares and the sale, assignment, conveyance and delivery of the Shares to the Buyer or its permitted assignee pursuant to this Agreement will transfer all of the Sellers' and their Affiliates' ownership interests comprising the Frontier LEC Business.

                  2.6 Financial Information. (a) The (i) business segment information for the Frontier LEC Business (identified as "Local Communications Services") (x) for the three fiscal years ended December 31, 1996, 1997 and 1998 included in the audited consolidated financial statements of GCNA (formerly named Frontier Corporation) incorporated by reference in GCNA's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and (y) for the three-month periods and nine-month periods ended September 30, 1998 and 1999 included in the unaudited consolidated financial statements of GCNA included in GCNA's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999; (ii) segment financial data for the Frontier LEC Business (identified as "Incumbent Local Exchange Carrier Services") set forth in Note 19 to the audited consolidated financial statements of Global included in Global's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and (iii) business segment information for the Frontier LEC Business (identified as "Incumbent Local Exchange Carrier Services") for the three-month period ended March 31, 2000 included in the unaudited consolidated financial statements of Global included in Global's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (in each case subject to the information set forth in the notes to such financial statements) fairly state in all material respects in relation to the basic financial statements taken as a whole the financial information or data set forth therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements).

                  (b) The Sellers have furnished to the Buyer the financial statements of certain of the Companies and Company Subsidiaries contained in filings with PUCs under applicable regulatory Laws as listed in Section 2.6 of the Disclosure Schedule (the "Regulatory Financial Statements"). The Regulatory Financial Statements have been prepared based on the books and records of the relevant Company or Company Subsidiary in all material respects. Such books and records have been maintained in all material respects in accordance with the Uniform System of Accounts, GAAP and, where required by Law, the applicable regulations of the FCC and relevant PUCs; however, because each such Company or Company Subsidiary represents only a portion of a larger entity, the Regulatory Financial Statements are based on the extensive use of estimates and allocations. The Sellers believe that these estimates and allocations have been performed on a reasonable basis consistent in all material respects with the Uniform System of Accounts, GAAP and, where required by Law, the applicable regulations of the FCC and relevant PUCs.

                  2.7 Title to Assets; Related Matters. Except for Permitted Exceptions or as disclosed in Section 2.7 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Companies and the Company Subsidiaries have good, valid and marketable title (as measured in the context of their current uses) to, or, in the case of leased or subleased assets or other possessory interests, valid and subsisting leasehold or other possessory interests (as measured in the context of their current uses) in, or otherwise have the right to use, all of the assets of the Frontier LEC Business, free and clear of all Encumbrances (except for any assets sold or otherwise disposed of, or with respect to which the lease, sublease or other right to use such asset has expired or has been terminated, in each case after the date hereof solely to the extent permitted under Section 4.1(a) hereof), (ii) such assets constitute all the assets and rights necessary for the operation of the Frontier LEC Business as currently conducted, including, without limitation, all interoffice network facilities and related electronic equipment used in the Frontier LEC Business, (iii) the Real Property and Equipment are in good operating condition and repair and maintained in accordance with customary procedures of the Frontier LEC Business taking into account the age thereof and (iv) to the knowledge of the Sellers, there are no contractual or legal restrictions to which either Seller or any of the Companies or Company Subsidiaries is a party or by which the Real Property is otherwise bound that preclude or restrict the Companies' or Company Subsidiaries' ability to use the Real Property for the purposes for which it is currently being used.

                  2.8 Absence of Certain Changes, Events and Conditions. Since December 31, 1999, except as otherwise provided in or contemplated by this Agreement or as disclosed in Section 2.8 of the Disclosure Schedule and, with respect to clauses (a), (b), (d), (f), (g) and (h) (to the extent clause (h) refers to clause (a), (b), (d), (f) or (g)), except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

                  (a) other than in the ordinary course of business consistent with past practice, neither Seller nor any Company or Company
         Subsidiary has sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any assets of the Frontier LEC Business, other than the sale of obsolete Equipment and transfers of cash;

                  (b) (i) neither Seller nor any Company or Company Subsidiary has granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers or employees of the Frontier LEC Business, including, without limitation, any increase or change pursuant to any Employee Benefit Plan, or (ii) established, increased or accelerated the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees, in either case except (A) as required by Law, (B) that involve only increases consistent with the past practices of the Frontier LEC Business, (C) that involve only increases in the ordinary course of business, (D) as required under any existing agreement or arrangement or (E) that involve increases related to promotions;

                  (c) neither Seller nor any Company or Company Subsidiary has made any material change in any method of accounting or accounting practice or policy used by the Sellers, the Companies or the Company Subsidiaries with respect to the Frontier LEC Business, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than changes required by Law or under GAAP;

                  (d) neither Seller nor any Company or Company Subsidiary has suffered any casualty loss or damage with respect to any assets of the Frontier LEC Business, whether or not covered by insurance;

                  (e)  there has not been any Material Adverse Effect;

                  (f) the Frontier LEC Business has been conducted only in the ordinary and usual course consistent with past practice;

                  (g) neither Seller nor any Company or Company Subsidiary has compromised, settled, granted any waiver or release relating to, or otherwise adjusted any Action, Indebtedness or any other claims or rights of the Frontier LEC Business; and

                  (h) neither Seller nor any Company or Company Subsidiary has entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

                  2.9 Litigation. Except as disclosed in Section 2.9 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, (i) there are no Actions against either Sellers or any Company or Company Subsidiary pending, or, to the knowledge of the Sellers, threatened to be brought by or before any Governmental Authority, in each case with respect to the Frontier LEC Business,
(ii) neither Seller nor any Company or Company Subsidiary is subject to any Governmental Order (nor, to the knowledge of the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to the Frontier LEC Business and (iii) there is no Action pending, or, to the knowledge of the Sellers, threatened to be brought before any Governmental Authority, that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

                  2.10 Insurance.  Except as set forth in either Section 2.10 or
Section 2.14 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) all insurance policies to which any Company or Company Subsidiary is a party or under which such Company or Company Subsidiary is covered as an additional named insured or otherwise (or replacement policies therefor) are in full force and effect, and the related Seller or such Company or Company Subsidiary has paid all premiums due and is not in default, (ii) no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the related Seller or such Company or Company Subsidiary and (iii) neither Seller nor any Company or Company Subsidiary has been refused insurance with respect to the Frontier LEC Business, nor has coverage with respect to the Frontier LEC Business been previously canceled or materially limited, by an insurer to which a Seller or such Company or Company Subsidiary has applied for such insurance, or with which a Seller or such Company or Company Subsidiary has held insurance, within the last three years.

                  2.11 Material Contracts. Except as set forth in Section 2.11 of the Disclosure Schedule and except for such matters which would not reasonably be expected to have a Material Adverse Effect, (i) Section 2.11 of the Disclosure Schedule sets forth all Material Contracts as of the date hereof,
(ii) each agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment of any Company or Company Subsidiary that is intended to be binding upon the parties thereto is legal, valid and binding on the Company or Company Subsidiary party thereto and, to the knowledge of the Sellers, the other parties thereto, enforceable in accordance with the terms thereof, (iii) no Company or Company Subsidiary is in default under any such agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment and (iv) to the knowledge of the Sellers, no other party to any such agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment has breached or is in default thereunder.

                  2.12 Permits and Licenses;  Compliance with Law. (a) Except as disclosed in Section 2.12 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Companies and Company Subsidiaries currently hold all the permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including, without limitation, Environmental Permits, necessary for the current operation and the conduct (as it is being conducted prior to the Closing Date) of the Frontier LEC Business (collectively, "Permits"), and all Permits are in full force and effect, (ii) neither Seller nor any Company or Company Subsidiary has received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (iii) the Sellers and the Companies and Company Subsidiaries are in compliance with the requirements of all Permits.

                  (b) Except as disclosed in Section 2.12 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Sellers, the Companies and the Company Subsidiaries are in compliance with all Laws (including, without limitation, with respect to affiliate transactions) and Governmental Orders applicable, to the knowledge of the Sellers, to the conduct of the Frontier LEC Business as it is being conducted prior to the Closing Date and (ii) neither Seller nor any Company or Company Subsidiary has been charged since July 1, 1997 by any Governmental Authority with a violation of any Law or any Governmental Order relating to the conduct of the Frontier LEC Business which charge remains unresolved.

                  (c) Except as disclosed in Section 2.12 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) each of the Companies and Company Subsidiaries maintains effective tariffs for services that they offer that are subject to tariff requirements, (ii) each of the Companies and Company Subsidiaries offers its tariffed services in a manner consistent with the filed tariff, (iii) other than orders and other requirements of Law applicable generally to local exchange carriers or another subset of carriers, no order or other requirement of Law has been received by a Company or Company Subsidiary concluding that its tariff is unlawful, (iv) other than orders and other requirements of Law applicable generally to local exchange carriers or another subset of carriers, no order or other requirement of Law has been received by a Company or Company Subsidiary since December 31, 1999 suspending a tariff, which suspension remains in effect as of the date hereof and (v) each Company and Company Subsidiary with a tariff in effect has taken steps in the ordinary course of business to maintain the effectiveness of its tariffs and to enforce applicable terms and conditions in a manner that is not unreasonably discriminatory.

                  2.13  Environmental  Matters.  Except as  disclosed in Section
2.13 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Sellers, (i) Hazardous Materials have not been Released on any Real Property except in compliance with applicable Law; (ii) there have been no events related to the Companies, the Company Subsidiaries or the Real Property that would reasonably be expected to give rise to liability under any Environmental Law;
(iii) the Sellers, the Companies and the Company Subsidiaries are now, and have for the past three years been, in compliance with all applicable Environmental Laws relating to the Frontier LEC Business and there are no extant conditions that would reasonably be expected to constitute an impediment to such compliance in the future; (iv) the Sellers, the Companies and the Company Subsidiaries have disposed of all wastes containing Hazardous Materials arising from or otherwise relating to the Frontier LEC Business, in compliance with all applicable Environmental Laws (including the filing of any required reports with respect thereto) and Environmental Permits; (v) there are no pending or threatened Environmental Claims against the Sellers, the Companies or the Company Subsidiaries relating to the Real Property or the operations of the Frontier LEC Business; (vi) there is no environmental remediation or other environmental response occurring on any Real Property (including any easements, rights-of-way or other possessory interests in the real property of others) nor has any Company or Company Subsidiary issued a request for proposal or otherwise requested an environmental contractor to begin plans for any such environmental remediation or other environmental response; and (vii) no Company or Company Subsidiary has received any notice, or has knowledge of any circumstances related to liability, under CERCLA or any analogous state law.

                  2.14 Employee Benefit Matters. The Sellers have delivered or made available to the Buyer copies of all Employee Benefit Plans, which plans are set forth in Section 2.14 of the Disclosure Schedule. Except as set forth in
Section 2.14 of the Disclosure Schedule, all such Employee Benefit Plans are in compliance with the terms of the applicable plan and the requirements prescribed by applicable law currently in effect with respect thereto, and each Seller and each of the Companies and Company Subsidiaries has performed in all respects all obligations required to be performed by it under, where any such noncompliance or nonperformance would be reasonably expected to result in liability that would have a Material Adverse Effect. The pool of Union Employees who are potentially eligible to qualify for Post-Retirement Welfare Benefits is frozen. Neither Seller nor any Company or Company Subsidiary has incurred, and, to the knowledge of the Sellers, no event, transaction or condition has occurred or exists which is reasonably expected to result in the occurrence of, any liability to the Pension Benefit Guaranty Corporation (other than contributions to the plan and premiums to the Pension Benefit Guaranty Corporation, which in either event are not in default) or any "withdrawal liability" within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or any pension plan maintained by any company that would be treated as a single employer with the Sellers, the Companies or the Company Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA affiliate"), where individually or in the aggregate, in any of such events, any such liability would be reasonably expected to have a Material Adverse Effect. Except as set forth in Section 2.14 of the Disclosure Schedule, each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter that such plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, the Sellers have not received any notices from the Internal Revenue Service that any such plan is not so qualified, and, to the knowledge of the Sellers, each such plan is so qualified in form and in operation. Except as set forth in Section 2.14 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of any Company or Company Subsidiary or any ERISA affiliate to severance pay, unemployment compensation or other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There are no pending, or, to the knowledge of the Sellers, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits) where any such pending, threatened or anticipated claims would reasonably be expected to have a Material Adverse Effect. Except as specifically identified in Section 2.14, neither Company nor any Company Subsidiary, nor Sellers contribute in any multiemployer plan (within the meaning of Section 3(37) of ERISA) for the benefit of Business Employees; and to the extent that they do so contribute, all contributions that are required under the terms of any applicable collective bargaining agreement or plan to be contributed prior to the Closing Date will have been contributed as of the Closing Date. All contributions that are due on or before the Closing Date to any other Employee Benefit Plans, including without limitation salary reduction contributions and matching contributions, will have been contributed or accrued as of the Closing Date (to the extent such accrual is required under GAAP), except where the failure to do so would not be reasonably expected to have a Material Adverse Effect. Neither Seller nor any Companies or Company Subsidiaries shall grant any additional equity-based awards to any current or former directors of the Companies or Company Subsidiaries.

                  2.15 Labor Relations. Section 2.15 of the Disclosure Schedule sets forth a list of all labor organizations recognized as representing the employees of the Frontier LEC Business. Complete and accurate copies of all collective bargaining agreements and other labor union contracts between either Sellers or any Company or Company Subsidiary and any such labor organizations have been delivered or made available to the Buyer. Other than as set forth in
Section 2.15 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) neither Seller nor any Company or Company Subsidiary is party to any collective bargaining agreement or other labor union contract applicable to employees of the Frontier LEC Business, (ii) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Sellers, threatened between the Sellers or any Company or Company Subsidiary and any employees of the Frontier LEC Business, and the Frontier LEC Business has not experienced any such strike, slowdown, or work stoppage within the past two years, (iii) there are no unfair labor practice complaints pending against either Sellers or any Company or Company Subsidiary relating to employees of the Frontier LEC Business before the National Labor Relations Board or any other Governmental Authority or, to the knowledge of the Sellers, any current union representation questions involving employees of the Frontier LEC Business and (iv) to the knowledge of the Sellers, the Frontier LEC Business is in compliance in all respects with its obligations under all Laws and Governmental Orders governing its employment practices, including, without limitation, provisions relating to wages, hours and equal opportunity.

                  2.16  Intellectual  Property.  Except as  disclosed in Section
2.16 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the rights of either Sellers or any Company or Company Subsidiary in or to the Intellectual Property do not conflict with or infringe on the rights of any other Person, and neither Seller nor any Company or Company Subsidiary has received any claim from any Person to such effect, (ii) the Companies and the Company Subsidiaries own, are licensed or otherwise have the right to use, and as of the Closing Date the Companies and the Company Subsidiaries will own, be licensed or otherwise have the right to use, all Intellectual Property and (iii) to the knowledge of the Sellers, no other Person is infringing or diluting the rights of the Sellers, the Companies or the Company Subsidiaries with respect to the Intellectual Property.

                  2.17 Taxes. Except as disclosed in Section 2.17 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Sellers, the Companies or the Company Subsidiaries with respect to the Frontier LEC Business have been timely filed; (b) all Taxes shown on such Tax Returns have been timely paid other than such Taxes, if any, as are described in Section 2.17 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with
GAAP) have been provided in the financial statements of the Frontier LEC Business; (c) no audits with respect to the Companies or Company Subsidiaries are in process, pending or threatened in writing, no deficiencies or adjustments to Tax Returns exist or have been asserted in writing with respect to Taxes of the Companies or Company Subsidiaries, no notice has been received in writing that any Tax Return or Taxes of the Companies or Company Subsidiaries required to be filed or paid has not been filed or has not been paid; (d) there are no Tax liens on any of the assets of the Frontier LEC Business or shares of the Companies or Company Subsidiaries (other than liens for Taxes that are not yet due and payable); (e) all Taxes that the Frontier LEC Business is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority; (f) none of the Companies or Company Subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is any of the Sellers) filing a consolidated federal income tax return and (ii) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as transferee or successor, by contract or otherwise; (g) all Tax sharing or similar agreements shall be terminated as of the Closing Date and, after the Closing Date, the Companies and Company Subsidiaries shall not be bound thereof or have any liability thereunder; and (h) no consent under Section 341(f) of the Code has been filed with respect to any of the Companies or Company Subsidiaries.

                  2.18 Commissions. With the exception of any responsibility that the Sellers have to Chase Securities Inc. and to Merrill Lynch & Co., whose fees will be paid by the Sellers, there is no broker or finder or other Person who has any valid claim against any Company or Company Subsidiary, the Buyer, any of their respective Affiliates or any of their respective assets for a commission, finders' fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Sellers, the Companies, the Company Subsidiaries or any of their respective officers, employees or agents.

                  2.19  Affiliate  Transactions.  Except as set forth in Section
2.19 of the Disclosure Schedule, except as otherwise provided or permitted in this Agreement or entered into in the ordinary course of business consistent with past practice, and except for such matters which would not reasonably be expected to have a Material Adverse Effect, since September 29, 1999 neither the Sellers nor any Affiliate thereof that is not one of the Companies or Company
Subsidiaries has engaged in any transaction with any Company or Company Subsidiary, and neither Seller nor any Affiliate thereof that is not one of the Companies or Company Subsidiaries is a party to any agreements or arrangements, including, without limitation, co-location or interconnection agreements, with any Company or Company Subsidiary that will continue in effect after the Closing Date for the Companies or Company Subsidiaries that are not terminable by the Companies or Company Subsidiaries at will without cost, penalty or premium to the Companies and Company Subsidiaries.

                  2.20 Telephone Operations. Except as disclosed in Section 2.20 of the Disclosure Schedule and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect:

                  (a) The financial information for the Frontier LEC Business set forth in Annex A to Section 2.20 of the Disclosure Schedule (i) with respect to the historical (actual) information as of December 31, 1995, 1996, 1997, 1998 and 1999 and each of the fiscal years then ended, fairly states the financial information set forth therein and has been prepared in conformity with GAAP applied on a consistent basis and (ii) with respect to the pro forma information for the fiscal year ended December 31, 1999, has been prepared in good faith by subjecting the historical (actual) information for the fiscal year ended December 31, 1999 set forth in such Annex A to the adjustments described in
         Section 2.20 of the Disclosure Schedule.

                  (b) The schedule of corporate and information technology charges of the Frontier LEC Business for the fiscal years ended December 31, 1998 and 1999 set forth in Annex B to Section 2.20 of the Disclosure Schedule fairly states such information in relation to the basic financial information based upon the cost allocation methodology described therein.

                  (c) The information for the Frontier LEC Business set forth in Annex C to Section 2.20 of the Disclosure Schedule (i) with respect to the pro forma information for the fiscal year ended December 31, 1999, has been prepared in good faith by subjecting the historical (actual) information for the fiscal year ended December 31, 1999 to the adjustments described in Section 2.20 of the Disclosure Schedule and
         (ii) with respect to the number of Access Lines, is a true statement of the approximate number of such Access Lines as of December 31, 1999.

                  (d) The financial information for the Frontier LEC Business set forth in Annex D to Section 2.20 of the Disclosure Schedule (i) with respect to historical (actual) information as of December 31, 1995, 1996, 1997 and 1998 and each of the fiscal years then ended, has been prepared in good faith based upon the books and records of the Frontier LEC Business and, taken as a whole, fairly states such information in all material respects in relation to the basic financial information and (ii) with respect to the pro forma information as of December 31, 1999 and for the fiscal year then ended, has been prepared in good faith based upon the books and records of the Frontier LEC Business after subjecting the historical (actual) information for such fiscal year to the adjustments described in Section 2.20 of the Disclosure Schedule and, taken as a whole, the historical (actual) financial information set forth in such Annex fairly states such information in all material respects in relation to the basic financial information.

                  (e) Except as required by Law or by pool requirements applied generally to carriers or a subgroup of carriers, no Company or Company Subsidiary has been given written notice by any regulatory authority or pool administrator advising it that amounts paid to such Company or Company Subsidiary are required to be repaid into a pool or that amounts payable to such Company or Company Subsidiary are going to be reduced.

                  (f) No Company or Company Subsidiary has received an order from any regulatory authority requiring it to make refunds to its retail customer base or any significant portion thereof.

                  (g) No Company or Company Subsidiary has been made subject to any order from any regulatory authority requiring it to make a reduction to rates generally applicable to its retail customer base or any significant portion thereof.

                  (h) No Company or Company Subsidiary has been made subject to a moratorium preventing it from seeking an increase in rates for basic services.

                  (i) No Company or Company Subsidiary is subject to any requirement of Law solely applicable to it and not to any carrier or any subgroup of carriers which requires it to make specific material network investments in connection with the Frontier LEC Business.

                  (j) No host or hub switch of a Company or a Subsidiary has exhausted its capacity to serve the customers who are currently in the area for which the switch is intended to be used, except switches scheduled for upgrade or expansion during calendar year 2000 or 2001 (which upgrades and expansions are included in the amounts of the relevant capital expenditure budgets set forth in Section 4.4).

                  (k) The switches of each Company and Company Subsidiary used in the telephone service areas covered by the Frontier LEC Business are Class 5 compliant, can support the utilization of SS7 signaling and are equipped for the provision of CLASS services.

                  (l) The Companies and Company Subsidiaries operating in the Rochester, New York area telephone service area utilize 20 main hub central offices, each of which is interconnected directly or indirectly to the other switches through SONET rings using Nortel OC-48 equipment. The Companies and Company Subsidiaries operating in the Rochester, New York area telephone service area have features in place that are available to support local number portability, enhanced 911 services and cellular 911 services.

                  (m) The Companies and Company Subsidiaries operating in telephone service areas outside the Rochester, New York market utilize switches that are Class 5 compliant, and are compatible with CLASS features and SS7 signaling. Where required by an order or other requirements of Law, such Companies and Company Subsidiaries have installed features that support local number portability, enhanced 911 services and cellular 911 services.

                  (n) The regulatory books of account of the Companies and Company Subsidiaries have been maintained in accordance with normal business practices, and accurately and fairly reflect in all material respects all of the properties, assets, liabilities, transactions and regulatorily required appropriate accruals of each Company and Company Subsidiary. The continuing property records (CPRs) and other regulatory records related to the assets and properties of the Companies and Company Subsidiaries maintained by the Companies and Company Subsidiaries conform in all material respects with the applicable rules and regulations of the FCC and applicable PUCs. The records of the Companies and Company Subsidiaries relating to Telephone Plant (the assets used primarily in the local exchange carrier operations that would be properly included in the fixed assets referenced in Part 32 of the FCC Rules and Regulations (47 C.F.R., Part 32)) have been prepared in good faith and fairly reflect all such Telephone Plant.

                  (o) A true and complete list of the approximate number of Access Lines of the Companies and Company Subsidiaries in service as of May 31, 2000, broken down by the categories specified therein, is set forth in Section 2.20 of the Disclosure Schedule.

                  2.21 Long Distance Agreements. On or prior to the date hereof, Subsidiaries of Global have entered into the Carrier Services Agreement, dated as of June 19, 2000 (the "Carrier Services Agreement"), and the Asset Purchase Agreement, dated as of July 11, 2000 (the "Asset Purchase Agreement"), with one of the Company Subsidiaries. True and complete copies of the Carrier Services Agreement and the Asset Purchase Agreement have been provided to the Buyer, together with all amendments, modifications and side letter agreements relating thereto.

                  Article 3.  Representations and Warranties of the Buyer.
                              -------------------------------------------

                  The Buyer represents and warrants to the Seller as follows:

                  3.1 Organization and Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

                  3.2 Binding Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

                  3.3 Absence of Violations or Required Consents. Except as set forth in Section 3.3 of the Disclosure Schedule and, in the case of clauses (b),
(c) and (d), except for such violations, breaches, defaults, consents, approvals, authorizations, orders, actions, registrations, filings, declarations, notifications and Encumbrances that would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Buyer and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby, the execution, delivery and performance by the Buyer of this Agreement does not and will not (a) violate or result in the breach or default of any provision of the certificate or articles of incorporation or by-laws of the Buyer, (b) violate any Law or Governmental Order applicable to the Buyer or any of its properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Buyer's assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Buyer is a party or by which its assets are bound.

                  3.4 Litigation. Except as described in Section 3.4 of the Disclosure Schedule, there are no Actions pending or, to the Buyer's knowledge, any Action threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates that (i) seeks to question, delay or prevent the consummation of the transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of the Buyer to fulfill its obligations hereunder, including without limitation, the Buyer's obligations under Article 1 hereof.

                  3.5 Commissions. There is no broker or finder or other Person who has any valid claim against the Sellers, any of their respective Affiliates or any of their respective assets for a commission, finders' fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Buyer or its officers, employees or agents.

                  3.6 Financing. The Buyer has delivered to the Sellers true and complete copies of all commitment letters from commercial banks or other financing sources setting forth their respective commitments to provide all necessary financing in connection with the transactions contemplated by this Agreement (the "Financing Commitments"). The Buyer has on hand funds that, together with the proceeds of the Financing Commitments, are sufficient to pay the Purchase Price pursuant to this Agreement and otherwise to satisfy its obligations hereunder. The Buyer has been advised by the parties providing the Financing Commitments that none of such parties knows of any fact or circumstance (including, without limitation, the obligations of the Buyer under this Agreement) that is reasonably likely to result in any of the conditions to the Financing Commitments not being satisfied or the funds contemplated by the Financing Commitments not being available for the transactions contemplated by this Agreement and the Buyer knows of no such fact or circumstance.

                  3.7 Acquisition of Shares for Investment. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. The Buyer is acquiring the Shares for investment and not with a view toward the distribution thereof. The Buyer agrees that the Shares may not be sold or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration available under such Act.

                  Article 4.  Covenants and Agreements.
                              ------------------------

                  4.1  Conduct of the  Business Prior to Closing;  Access.  The
                       --------------------------------------------------
Sellers covenant as follows:

                  (a) Between the date hereof and the Closing Date, except as contemplated by this Agreement, except as described in either Section
         2.8 or Section 4.1 of the Disclosure Schedule, or except with the consent of the Buyer (which consent shall not be unreasonably withheld or delayed in the case of clauses (i), (iii), (vi), (vii), (viii),
         (ix), (xi), (xii) and (xiii) to the extent clause (xiii) refers to clauses (i), (iii), (vi), (vii), (viii), (ix), (xi) or (xii)), the Sellers will cause the Frontier LEC Business to be operated in the ordinary course of business consistent with past practice (including, without limitation, with respect to compliance with Laws and performance under contracts) and will not permit:

                               (i) any of the assets of the Frontier LEC Business to be subjected to any Encumbrance, other than Permitted Exceptions, that will not be released at or prior to the Closing Date;

                              (ii) any changes, including changes to con-nection, disconnection and collection practices, to be made in the operations of the Frontier LEC Business that are ma-terial to the Frontier LEC Business as a whole;

                             (iii) other  than,  in each case,  in the  ordinary
                  course of business consistent with past practice, any assets of the Frontier LEC Business to be sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of (including, without limitation, sales, transfers, leases, subleases, licenses or dispositions of material assets to Sellers or any of their Subsidiaries other than the Companies and Company Subsidiaries), other than the sale of obsolete Equipment and transfers of cash;

                              (iv) (A) any increase,  or the announcement of any
                  increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by any Company or Company Subsidiary to any of the officers or key employees of the Frontier LEC Business to be granted, including, without limitation, any increase or change pursuant to any Employee Benefit Plan, or (B) any benefits under any Employee Benefit Plan with respect to officers or key employees (or material benefits with respect to any employees who are not officers or key employees) of the Frontier LEC Business to be established or increased or to be promised to be increased, or any payment or vesting thereof to be accelerated, in either case except
                  (I) as required by Law, (II) that involve only increases in the ordinary course of business consistent with the past practices of the Frontier LEC Business or (III) as required under any existing agreement or arrangement;

                               (v)  any   material   change  in  any  method  of
                  accounting  or  accounting  practice  or  policy  used  by the
                  Frontier LEC Business to be made, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than as required by Law or under GAAP;

                              (vi) any  commitments  for any  Company or Company
                  Subsidiary to make capital expenditures in excess of $20,000,000 in the aggregate that are not contemplated in the capital improvements budgets for 2000 or 2001 set forth in
                  Section 4.1 of the Disclosure Schedule;

                             (vii) any amendment of the certificate of incorpor-
                  ation or bylaws of any Company or Company Subsidiary;

                            (viii) any material Action, Indebtedness or any other claims or rights related to the Companies or Company Subsidiaries to be compromised, settled or otherwise adjusted, or any waiver or release relating thereto to be granted other than (unless such action would impose material restrictions or obligations on the Frontier LEC Business after the Closing) in the ordinary course of business;

                              (ix) any new  agreement,  contract,  commitment or
                  arrangement, or any amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with any Affiliate of any Company or Company Subsidiary (other than with another Company or Company Subsidiary) that is material to the Frontier LEC Business or that will continue in effect after the Closing Date and not be terminable by such Company or Company Subsidiary on not more than 60 days' written notice without payment of premium or penalty;

                               (x) any change in the stock ownership of any Com-
                  pany or Company Subsidiary to be made or any interest in any Company or Company Subsidiary to be granted or assigned;

                              (xi) any Indebtedness in excess of a net amount of
                  $10,000,000 to be created, incurred, assumed or guaranteed by any Company or Company Subsidiary that cannot be prepaid or terminated without payment of premium or penalty, except for borrowings under existing credit agreements (or replacements therefor on substantially the same terms) or the creation of trade payables;

                             (xii) any new Material  Contract  (other than those
                  covered by clause (ii), (iii) or (ix) above), or any amendments or modifications to any existing such Material Contract, to be entered into that will continue in effect after the Closing Date and not be terminable by the Company or Company Subsidiary on not more than 60 days' written notice without payment of premium or penalty;

                           (xiii) any agreement, contract, commitment or ar-rangement to do any of the foregoing to be entered into.

                  (b)  Pending the Closing Date, the Sellers shall:

                           (1) Ensure that the Buyer and its representatives are
                  given reasonable access during normal business hours to all of the employees (including appropriate experts and other knowledgeable personnel), properties, books and records of the Companies and Company Subsidiaries and that the Buyer and its representatives are furnished with such information concerning the Companies and Company Subsidiaries as the Buyer may reasonably require, including such access and cooperation as may be necessary to allow the Buyer and its representatives to:

                            (A) identify those contracts and Permits that require third party consent to the transactions contemplated hereby, those that expire prior to or soon after the Closing and those that may require special documentation at the Closing;

                           (B) review  any  arrangements  with  respect to those
                  assets that will not be transferred as part of the Frontier LEC Business that Buyer may need to replicate or replace at the Closing;

                           (C) determine  what changes Buyer may need to make to
                  various assets, including information technology assets, to be owned by the Companies and the Company Subsidiaries after the Closing;

                           (D) arrange appropriate insurance coverage by the Closing with respect to the Companies and the Company Sub-sidiaries;

                           (E)   become   familiar   with   the   location   and
                  organization of the books and records, including any original cost documents and outside plant maps;

                           (F) make appropriate arrangements for the continuation of ongoing maintenance, construction and plant upgrade activities of the Companies and the Company Subsidiaries after the Closing;

                           (G) identify various regulatory  mandates  applicable
                  to the Companies and the Company Subsidiaries and review compliance therewith, including matters relating to the National Exchange Carrier Association (including the Universal Service Fund and the Local Switching Support and Telecommunications Relay Services funds);

                           (H)  perform   Transaction  Screens  and/or  Phase  I
                  environmental reviews with respect to each parcel of Real Property at Buyer's expense; and

                           (I) obtain title insurance policies and surveys covering Real Property at Buyer's expense and provide the title company with such instructions, authorizations and affidavits at no cost to the Sellers or the Companies or Company Subsidiaries as may be reasonably necessary for the title company to issue title policies (based upon the most recent assessed value or market value of such parcels) to the Buyer, dated as of the Closing Date, for all of the Real Property owned by the Companies or Company Subsidiaries with so-called non-imputation endorsements;

                  provided that this right of access shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Sellers or any Company or Company Subsidiary;

                           (2) Furnish to the Buyer within 30 Business Days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income for the Frontier LEC Business for the month just ended, on a state by state basis to the extent prepared, and within 30 Business Days after the end of each quarter ending between the date of this Agreement and the Closing Date a balance sheet for the Frontier LEC Business as of the end of such quarter;

                           (3)  Make available for  the Buyer all other  routine
                  management   and  statistical  reports  of  the  Frontier  LEC
                  Business;

                           (4) From  time to time,  furnish  to the  Buyer  such
                  additional information (financial or otherwise) concerning the Frontier LEC Business as the Buyer may reasonably request (which right to request information shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Sellers, the Companies or the Company Subsidiaries);

                           (5) Use, to the extent the Buyer requires  audited or
                  reviewed financial statements of the Frontier LEC Business in order to comply with the reporting requirements of the Securities and Exchange Commission (the "SEC") set forth in Regulations S-K and S-X, reasonable best efforts to obtain (or, if Buyer proposes to have its auditors audit any such financial statements, to permit the Buyer to obtain by providing audited consolidating balance sheets as of the end of the fiscal years hereinafter described and consolidating income statements and statements of cash flows and changes in equity for such periods, in each case, for the Companies and the Company Subsidiaries in the form required by Regulations S-K and S-X), in either case at the Buyer's expense, the required audited or reviewed combined financial statements of the Frontier LEC Business covering the fiscal years ended December 31, 1998 and 1999 (and each fiscal quarter thereof), and to the extent the Closing shall not have occurred prior to the end thereof, the fiscal year ending December 31, 2000 (and each fiscal quarter thereof) and each subsequent fiscal quarter, reasonably sufficient and timely enough to permit the Buyer reasonably to satisfy such obligations, including, without limitation, providing reasonable access as stated under clause (1) above to any auditors engaged by the Buyer for such purpose and delivering one or more representation letters from the Sellers to any such auditors as may be reasonably requested by the Buyer to allow such auditors to complete any such audit or review and to issue an opinion on such financial statements acceptable to the SEC;

                           (6) Consult with the Buyer with respect to taking, or
                  permitting the Companies and Subsidiaries to take, any material action with respect with the Frontier LEC Business other than in the ordinary course of business consistent with past business or other than as contemplated by this Agreement (including, without limitation, the Disclosure Schedule), including, without limitation, consultation regarding the negotiation or renegotiation of any collective bargaining agreements; provided, however, that, except as required by
                  Section 4.1(a), neither Seller nor any of the Companies or Company Subsidiaries shall be obligated to accept or follow any advice proffered by the Buyer with respect to any such prospective action and that such right of consultation shall not entitle the Buyer to participate in any such negotiations or renegotiations of collective bargaining agreements; and

                           (7) Endeavor  with  reasonable  efforts to notify the
                  Buyer within a reasonable period of time after the Sellers have obtained knowledge of the occurrence of any circumstance, change in, or effect on the Companies or Company Subsidiaries that Sellers believe had or would in the reasonably foreseeable future have a Material Adverse Effect.

                  4.2  Financing Commitments.  The Buyer covenants as follows:
                       ---------------------

                  (a) The Buyer shall use its reasonable best efforts to obtain the financing provided for by the Financing Commitments. Without limiting the generality of the foregoing, the Buyer shall not take or fail to take, and shall cause its Subsidiaries not to take or fail to take, any action the taking of which, or which the failure to take, would reasonably likely result in any of the conditions to the Financing Commitments not being satisfied or the funds contemplated by the Financing Commitments not being available for the transactions contemplated by this Agreement, or that would otherwise materially impair or delay the consummation of the transactions contemplated hereby. In the event that such financing or any portion thereof becomes unavailable, the Buyer shall use its reasonable best efforts promptly to obtain commitment letters for alternative financing from other sources sufficient to enable the Buyer to pay the Purchase Price pursuant to this Agreement and otherwise to satisfy its obligations hereunder. Any such alternative financing shall be deemed to constitute (or to constitute a portion of, as the case may be) "Financing Commitments" for purposes of this Agreement. The Buyer shall furnish to the Sellers promptly true and complete copies of any alternative commitment letters from commercial banks or other financing sources, all definitive loan agreements entered into pursuant to the Financing Commitments and all other correspondence or notices from any party providing the Financing Commitments relating to the financing.

                  (b) The Buyer shall give prompt notice to the Sellers of the occurrence, or non-occurrence, of any fact or circumstance, or of any notice from any party providing the Financing Commitments, that is reasonably likely to result in any of the conditions to the Financing Commitments not being satisfied or the funds contemplated by the Financing Commitments not being available for the transactions contemplated by this Agreement.

                  4.3 Post-Closing Covenants and Agreements. (a) From and after the Closing Date, the Sellers shall, at all reasonable times, make available without cost, for inspection and/or copying for reasonable business purposes by the Buyer or any of the Companies or Company Subsidiaries, or their representatives, any books and records of the Frontier LEC Business, whether in electronic or physical form, that are not in the possession of the Companies and Company Subsidiaries after the Closing. Any such books and records shall be preserved by the Sellers for so long as the Buyer or any Company or Company Subsidiary shall be obligated by Law to maintain the same. After the period set forth above, upon not less than 30 days written notice to the Buyer specifying in reasonable detail the books and records that neither Seller proposes to destroy, such Seller may destroy the books and records in its possession unless, before expiration of such notice period, the Buyer or any of the Companies or Company Subsidiaries objects in writing to the destruction of any or all of such books and records, in which case such books and records shall be delivered to the objecting Person at the expense of the objecting Person.

                  (b) From and after the Closing Date, the Buyer shall, and shall cause the Companies and Company Subsidiaries to:

                  (i) At all reasonable times, make available without cost, for inspection and/or copying for reasonable business purposes by the Sellers or their representatives, the books and records of the Companies and Company Subsidiaries, whether in electronic or physical form. Such books and records shall be preserved by the Buyer or the Companies and Company Subsidiaries until the later of the closing by tax audit of, or the expiration of the relevant statute of limitations (including any waiver thereof) with respect to, all open tax periods of the Sellers prior to and including the Closing Date. After the period set forth above, upon not less than 30 days written notice to the Sellers specifying in reasonable detail the books and records that the Buyer or any Company or Company Subsidiary proposes to destroy, the Buyer or such Company or Company Subsidiary may destroy the books and records in their possession unless, before expiration of such notice period, a Seller objects in writing to the destruction of any or all of such books and records, in which case such books and records shall be delivered to the objecting Person at the expense of the objecting Person. Notwithstanding the foregoing, the Buyer and the Companies and Company Subsidiaries shall continue to preserve and, at all reasonable times after the Closing Date, to make available without cost, for inspection and/or copying by any Person that was a trustee or other fiduciary under the Employee Benefit Plans identified in Section 4.3 of the Disclosure Schedule, the books and records of such Employee Benefit Plan and the books and records of the Companies and Company Subsidiaries relating thereto.

                  (ii) (x)  Exculpate,  indemnify and hold harmless all past and present employees, officers, agents and directors of the Companies and Company Subsidiaries to the full extent permitted by law for any acts or omissions relating to, or arising out of, the Frontier LEC Business occurring on or prior to the Closing Date; (y) cause to be maintained in effect through September 28, 2005 the current provisions regarding elimination of liability of directors and indemnification of officers and directors contained in the certificate of incorporation and by-laws or other organizational documents of the Companies and the Company Subsidiaries; and (z) not take any action that would cause any directors', officers', fiduciaries' or similar insurance and indemnification policies that may be maintained by the Sellers for past and present directors and officers of the Companies and Company Subsidiaries and trustees of the Employee Benefit Plans providing coverage for acts and omissions and other events relating to, or arising out of, the Frontier LEC Business occurring at or prior to the Closing Date, including, without limitation, in respect of the transactions contemplated by this Agreement, not to remain in full force and effect.

                  (iii) Except for disputes in good faith, honor and comply in all material respects with the terms and conditions contained in all contracts to which any of the Companies or any of the Company Subsidiaries is a party or by which it is bound.

                  (c) Effective as of the Closing Date, the Sellers will have no obligation to provide insurance coverage for the Companies, the Company Subsidiaries and the Frontier LEC Business for occurrences after the Closing Date and the Buyer will become solely responsible for all insurance coverage and related risk of loss based on events occurring on and after the Closing Date with respect to the Companies, the Company Subsidiaries and the Frontier LEC Business. To the extent that (i) any insurance policies controlled by the Sellers (the "Sellers' Insurance Policies"), cover any loss, liability, claim, damage or expense relating to the Companies, the Company Subsidiaries or the Frontier LEC Business (the "Subject Liabilities") and relating to or arising out of occurrences prior to the Closing Date, and (ii) the Sellers' Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to the Subject Liabilities relating to or arising out of occurrences prior to the Closing Date ("Subject Claims"), the Sellers shall cooperate with the Buyer in submitting Subject Claims on behalf of the Buyer or any Company or Company Subsidiary under the Sellers' Insurance Policies and the Buyer shall reimburse, indemnify and hold the Sellers harmless from all out-of-pocket, costs and expenses (including, without limitation, all retroactive or retrospective premiums related to the Subject Claims (but not any other present or future premiums), deductibles, out-of-pocket legal and administrative costs, net Tax costs to the Sellers resulting from the receipt and payment to the Buyer of any insurance proceeds relating to any Subject Claim and attorneys' fees under the Sellers' Insurance Policies) of any nature actually incurred by the Sellers as a result of Subject Claims made under the Sellers' Insurance Policies. The Sellers shall exercise reasonable best efforts (which efforts shall not require the Sellers to incur any out-of-pocket costs or expenses not reimbursed by the Buyer or any other adverse consequences) to cause the Sellers' Insurance Policies to be modified to allow for the assignment to the Buyer of all benefits, rights and obligations thereunder in respect of any Subject Liabilities. To the extent any such policies are not so assigned, upon receipt by the Sellers of any insurance proceeds relating to any Subject Claims made under the Sellers' Insurance Policies, the Sellers will promptly pay such insurance proceeds to the Buyer, net of any unreimbursed costs and expenses described above.

                  (d)   From and after the Closing Date,

                  (i) The Buyer will not, for a period of two years following the Closing Date, without the prior written consent of Global, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Global or any Subsidiary of Global) any employee of Global or any Subsidiary of Global with whom the Buyer has had contact or who (or whose performance) became known to the Buyer in connection with this Agreement; provided, however, that the foregoing provision will not prevent the Buyer from hiring any such Person who contacts the Buyer on his or her own initiative without any direct or indirect solicitation by or encouragement from the Buyer or who contacted the Buyer in response to a general advertisement; and.

                  (ii) The Sellers will not, for the period from the date hereof through the date that is two years following the Closing Date, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Companies or Company Subsidiaries on the Buyer or any Subsidiary of the Buyer) any employee of the Companies or Company Subsidiaries or the Buyer or any Subsidiary of the Buyer with whom (other than with respect to the Companies and the Company Subsidiaries) the Sellers have had contact or who (or whose performance) became known to the Sellers in connection with this Agreement; provided, however, that the foregoing provision will not prevent the Sellers from hiring any such Person who contacts the Sellers on his or her own initiative without any direct or indirect solicitation by or encouragement from the Sellers or who contacted the Sellers in response to a general advertisement.

                  4.4  Cooperation.  Following the execution of this Agreement,
                       -----------
the Buyer and the Sellers agree as follows:


                  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, including under applicable Laws and regulations, to consummate the Sale and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (ii) to file all necessary applications for Required Consents at the FCC, PUCs and local franchising authorities with respect to the transactions contemplated hereby as promptly as practical after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested by the FCC, PUCs and local franchising authorities and to take all other actions necessary to cause the Required Consents to be obtained as soon as practicable and (iii) to obtain all other required consents from third parties. The parties agree to file all necessary applications for Required Consents with state PUCs jointly to the extent permitted under Applicable Law, and to share counsel whenever feasible and where it does not pose a conflict of interest.

                  (b) The Sellers and the Buyer shall, in connection with the efforts referenced in Section 4.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the Antitrust Division of the Department of Justice (the "DOJ") or any
other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication (other than filings pursuant to the HSR Act) given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Neither party shall take any action in connection with obtaining any Required Consent that is intended to create, allocate, or shift to the other party any liability arising from the obtaining of such Required Consent; provided that this provision is not intended to limit the rights or obligations of either party under this Section 4.4 or any other Section of this Agreement or the right of any party to otherwise seek to reduce or eliminate any such liability on itself. For purposes of this Agreement, "Regulatory Law" means (i) the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise, through merger or acquisition and (ii) all federal, state and foreign, if any, Laws with respect to the transfer, assignment, modification or granting of Permits, whether in the public utility or communications industries or otherwise, including, without limitation, certificates of public convenience and necessity, public interests certificates and radio licenses.

                  (c) In  furtherance  and not in limitation of the covenants of the parties contained in Sections 4.4(a) and 4.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, the Sellers and Buyer shall cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.4 shall limit a party's right to terminate this Agreement pursuant to Section 11.1 so long as such party has up to then complied in all material respects with its obligations under this Section 4.4.

                  (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Sellers and the Buyer shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

                  (e) As used in this Section 4.4, "reasonable best efforts" shall not require (i) the Buyer or any of its Affiliates to divest or hold separate or otherwise take or commit to take any action that limits their freedom of action with respect to, or their ability to retain, any of their assets or businesses or any other action, in each case that would be reasonably expected to have a Material Adverse Effect or Buyer Material Adverse Effect, or (ii) either Seller or any of their Affiliates to divest or hold separate or otherwise take or commit to take any action that limits their freedom of action with respect to, or their ability to retain, any of their assets or businesses or any other action, in each case that would be reasonably expected to have a Material Adverse Effect or an adverse effect (other than an immaterial effect) on the business, results of operations or financial condition of the Sellers or their Subsidiaries (other than the Companies and the Company Subsidiaries).

                  4.5  Confidentiality.
                       ---------------

                  (a)   Prior   to  the   Closing   Date.   The   terms  of  the
Confidentiality Agreement are herewith incorporated by reference and shall continue in full force and effect until the Closing Date and shall remain in effect in accordance with its terms even if this Agreement is terminated.

                  (b) Financial and Tax Information. (i) Before and after the Closing Date, each of the parties shall maintain the confidentiality of the tax information of the Frontier LEC Business under terms similar to those set forth in the Confidentiality Agreement with respect to "Evaluation Material" as though such terms applied to the parties and continued after the Closing Date.

                  (ii) After the Closing Date, the Sellers shall maintain the confidentiality of the financial information of the Frontier LEC Business prior to the Closing under terms similar to those set forth in the Confidentiality Agreement with respect to "Evaluation Material" as though such terms applied to the Sellers and continued after the Closing Date.

                  4.6 Public Announcements. Except as otherwise required by law or the rules of any stock exchange or automated quotation system, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement and the other transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld).

                  4.7 No Solicitation. Other than as specified in this Agreement, the Sellers shall not, and shall use their best efforts to cause its officers, directors, representatives, affiliates or associates not to, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, or (b) enter into any discussions or negotiations with, or disclose, directly or indirectly, any information concerning the Companies and Company Subsidiaries to, or afford any access to the properties, books and records of the Companies and Company Subsidiaries to, any Person in connection with any possible proposal for the acquisition (directly or indirectly, whether by purchase, merger, consolidation or otherwise) of all or substantially all of the assets, business or capital stock of the Companies and Company Subsidiaries. The Seller agrees to terminate immediately any such discussions or negotiations.

                  4.8 No Additional Representations. THE BUYER ACKNOWLEDGES THAT, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE FRONTIER LEC BUSINESS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY PROPERTIES OR ASSETS OF THE FRONTIER LEC BUSINESS. THE BUYER FURTHER ACKNOWLEDGES THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE OFFERING MATERIALS THAT HAVE BEEN PROVIDED TO THE BUYER ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF THE SELLERS.

                  4.9 Use of Global Crossing and Frontier Names. (a) After the Closing Date, neither the Buyer nor any of its Affiliates (including, without limitation, the Companies and Company Subsidiaries) shall use "Global Crossing" or "Global" or any name or term confusingly similar to or "Global Crossing" or "Global" in any corporate name or in connection with the operation of any business. Notwithstanding the foregoing, the Companies and Company Subsidiaries shall have a period of time (which in no event is, except as set forth in Schedule 4.9(a), to exceed 120 days following the Closing Date) in which to, and the Buyer shall cause the Companies and Company Subsidiaries to, remove or cover the names "Global Crossing" or "Global" and any trademarks, tradenames, servicemarks, trade dress or logos relating to such names from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms and mastheads; provided, however, that during such period of time such names, trademarks, tradenames, servicemarks, trade dress and logos shall be used (i) only to the extent necessary to avoid financial hardship and (ii) only to the extent and in the manner that such names, trademarks, tradenames, servicemarks, trade dress and logos were used by the Companies and Company Subsidiaries as of immediately prior to the Closing.

                  (b) After the Closing Date, except as set forth in Section 4.9 of the Disclosure Schedule, neither of the Sellers nor any of their Affiliates shall use "Frontier" or any name or term confusingly similar to "Frontier" in any corporate name or in connection with the operation of any business. Notwithstanding the foregoing, the Sellers and their Affiliates shall have a period of time (which in no event is, except as set forth in Schedule 4.9(b), to exceed 120 days following the Closing Date) in which to, and the Sellers shall cause their Affiliates to, remove or cover the name "Frontier" and any trademarks, trade names, service marks, trade dress or logos relating to such names from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms and mastheads; provided, however, that during such period of time such names, trademarks, trade names, service marks, trade dress and logos shall be used (i) only to the extent necessary to avoid financial hardship and (ii) only to the extent and in the manner that such names, trademarks, trade names, service marks, trade dress and logos were used by the Sellers and their Affiliates as of immediately prior to the Closing. This
Section 4.9(b) shall not be construed to prohibit the Sellers and their Affiliates from using the name "Frontier" in connection with the filing of any Tax Returns required by any Tax authority or jurisdiction for periods prior to the Closing or the filing of any other documents required by any Governmental Authority.

                  4.10 Long Distance Agreements. (a) The closing under the Asset Purchase Agreement shall occur in accordance with the terms thereof without creating any liability or obligation of any Company or Company Subsidiary thereunder extending beyond the Closing Date. The Sellers shall use reasonable best efforts to obtain, as soon as practicable, all required consents necessary for consummation of the Asset Purchase Agreement.

                  (b) The Carrier Service Agreement shall be amended prior to the Closing as follows:

                  (i) The initial term of the Carrier Service Agreement shall continue in effect for a period of three years following the Closing Date. The Buyer may thereafter at its option renew the Carrier Service Agreement for up to four consecutive two-year periods. Renewal shall be automatic unless the Carrier Service Agreement is canceled by the Buyer pursuant to Section 2.3 of the Carrier Service Agreement or is otherwise canceled in accordance with the termination provisions of the Carrier Service Agreement. Sections 2.2 and 2.3 of the Carrier Service Agreement shall be revised as appropriate to eliminate Global's right to terminate the Carrier Service Agreement except for breach by the Buyer.

                  (ii) Section 3.9 of the Carrier Service Agreement shall be revised to change "then current standard wholesale pricing programs" to "the best prices given to another carrier with the same or lower volume or term commitments, and the same or substantially similar cost characteristics with respect to traffic origination and termination".

                  (iii) The Buyer may include at its option any of its present and future Subsidiaries as parties to the Carrier Service Agreement, subject to the pricing limitation specified immediately below. Such election shall be binding for each included Subsidiary for the remaining term of the Carrier Service Agreement.

                  (iv) Pursuant to the Exhibits to the Carrier Service Agreement one of Global's Subsidiaries has the right under certain pricing arrangements to surcharge an additional four cents per minute if more than a specified percentage of traffic originates or terminates in non-RBOC/GTE regions. This four cent surcharge shall not be applied under the Carrier Service Agreement with respect to long distance end-user customers located in the franchise territories of the incumbent local exchange carrier operations of the Frontier LEC Business. This subparagraph does not apply to the Buyer's other present or future Subsidiaries.

                  (v) Sections 3.3 and 3.11 of the Carrier Service Agreement shall be deleted.

                  4.11 Transition Services. (a) Following the Closing and for so long as a Company or Company Subsidiary remains a Subsidiary of the Buyer (but in no event for a period longer than two years from the Closing Date), the Sellers agree to provide, or to cause their Affiliates to provide, to the Companies and Company Subsidiaries, and the Buyer shall pay for, all of the administrative and support services provided to the Frontier LEC Business by the Sellers as of the date hereof which are on Schedule 4.11 hereto, at a relative level of service consistent with that provided by the Sellers to the Frontier LEC Business during the 12 months preceding the date hereof, unless on or before the date that is four months after the date hereof (which date may up to twice be extended for an additional 30 days at the Buyer's sole option), the Buyer shall notify the Sellers of any or all of such services that should not be so provided following the Closing. The services initially so provided following the Closing shall continue to be provided as set forth in the previous sentence, and the Buyer shall continue to pay therefor, unless the Buyer shall have given the Sellers at least three months advance written notice of any or all of such services the provision of which shall be terminated.

                  (b) Following the Closing and for so long as the Company or Company Subsidiary currently providing such services remains a Subsidiary of the Buyer (but in no event for a period longer than two years from the Closing
Date), the Buyer agrees to provide, or to cause its Affiliates to provide, to the Sellers and their Subsidiaries, and the Sellers shall pay for, all of the administrative and support services provided by the Frontier LEC Business to the Sellers and their Subsidiaries (other than the Companies and Company Subsidiaries) as of the Closing Date which are on Schedule 4.11 hereto, at a relative level of service consistent with that provided to the Sellers and their Subsidiaries by the Frontier LEC Business during the 12 months preceding the date hereof, unless on or before the date that is four months after the date hereof (which date may up to twice be extended for an additional 30 days at the Sellers' sole option), the Sellers shall notify the Buyer of any or all of such services that should not be so provided following the Closing. The services initially so provided following the Closing shall continue to be provided as set forth in the previous sentence, and the Sellers shall continue to pay therefor, unless the Sellers shall have given the Buyer at least three months advance written notice of any or all of such services the provision of which shall be terminated.

                  (c) Such services will be provided for a charge equal to the then current cost of such services (without mark-up) to the Sellers and their Affiliates or to the Buyer and its Affiliates, as the case may be, determined and allocated to the Buyer or the Sellers, as the case may be, in a manner consistent with the determination and allocation of such costs to the Frontier LEC Business reflected in the financial data and information described in clauses (ii) and (iii) of Section 2.6(a). The Buyer and the Sellers agree to pay, promptly in accordance with their standard payment practices (but in no event later than 45 days after presentation), any bills and invoices that it receives from the other party for services provided under this Section 4.11, subject to receiving, if requested, any reasonably appropriate support documentation for such bills and invoices. Such charges shall be billed as of the end of each calendar month. Each party shall provide the other at least 60 days' notice of any material increase in the cost of such services prior to the date such increase will take effect.

                  (d) The parties hereto agree to negotiate in good faith a transition services agreement with respect to services to be provided by the Sellers to the Frontier LEC Business, or by the Frontier LEC Business to the Sellers, following the Closing consistent with the terms of this Section 4.11.

                  (e) Section 2.5 (by reference to Section 2.7) of the Disclosure Schedule identifies the proposed "Future Allocation" of certain shared or displaced assets or services relating to the Frontier LEC Business between the Companies and Company Subsidiaries, on the one hand, and the Sellers, on the other (the "Scheduled Allocation"). Each of the Buyer and the Sellers agrees to negotiate in good faith such proposed allocations prior to the Closing with a view to creating a final allocation which (A) to the extent there exists an overwhelmingly dominant user or beneficiary of such assets or services, allocates such asset or service to such user or beneficiary, and (B) otherwise equitably allocates such assets and services between the Companies and Company Subsidiaries and the Sellers taking into account the criticality of the function to each, the cost and burden on the party to whom the asset or service is not allocated to replace such function in light of such party's other resources, and the related disruption, and the overall burdens and benefits of the overall allocation. If the Buyer and the Sellers are unable to agree on a negotiated final allocation, the Scheduled Allocation shall be deemed to constitute the final allocation and the party to whom such asset or service is allocated (which shall be the Sellers if no allocation is provided for in the Scheduled Allocation) will provide the other party access to such asset or service as a Transition Service under the provisions of this Section 4.11 on the cost basis described in Section 4.11(c).

                   (f) Consistent with its notice requirements in this Section 4.11, the Buyer at its sole discretion may choose to migrate any or all of the billing, ordering, provisioning and other operations support systems being provided under the transition services arrangement in accordance with Schedule
4.11 to the Buyer's own platforms. The Sellers will use its reasonable best efforts to comply with reasonable data requests (including requests for electronic source data) for information that is necessary to map, convert and integrate such systems into the Buyer's or its vendor's platforms. The Sellers also agree to use its reasonable best efforts to provide the applicable information required to migrate all other transition services to the Buyer's or its vendor's systems. The Buyer agrees that its requests may not impose a material burden on the operation of the Sellers and their Subsidiaries (including, prior to the Closing, the Companies and Company Subsidiaries).

                  4.12 Sublease of Premises in GCNA Building. At the Buyer's request, GCNA and the Buyer agree to exercise reasonable good faith efforts after the execution of this Agreement to negotiate and finalize a Sublease Agreement pursuant to which GCNA will agree to sublease to Buyer or one of its Subsidiaries for a period of not less than two years following the Closing Date (with an option to extend the term thereof to the end of the term of GCNA's current lease of such premises), a portion of the building located at 180 South Clinton Avenue, Rochester, New York not to exceed the number of square feet currently allocated to the Frontier LEC Business and for a rent based on the pro rata cost allocable to the square feet so subleased, in each case, determined on a basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of Section 2.6(a) and containing such other terms and conditions as are customary in such a sublease agreement (including an indemnity for failure of the Buyer to perform its obligations under the sublease); provided that, if the consent of the landlord under the lease is not obtained within three months of the date hereof, then the Buyer shall have no obligation under this Section so long as the Buyer has complied with its obligation to exercise reasonable good faith efforts to obtain such consent in accordance with this Section 4.12.

                  4.13 Intercompany Accounts and Guaranties. (a) As of the calendar day immediately prior to the Closing Date, except for amounts identified as "Affiliate Advance Receivables" on the books and records of the Companies and Company Subsidiaries and any other accounts that may not be so canceled under applicable Law, all amounts (x) owed to any of the Companies or Company Subsidiaries by the Sellers and their Affiliates (other than the Companies and the Company Subsidiaries) or (y) owed to the Sellers and their Affiliates (other than the Companies and the Company Subsidiaries) by any of the Companies or Company Subsidiaries shall be canceled and extinguished.

                  (b) With respect to all intercompany accounts not so canceled, upon the Closing the Buyer shall assume responsibility for and shall release the Sellers and their Affiliates (other than the Companies and the Company Subsidiaries) from, and indemnify and hold harmless the Sellers and their Affiliates (other than the Companies and the Company Subsidiaries) from and against, all liability for, and (to the extent permitted under applicable Law) shall cause the relevant Companies and Company Subsidiaries to enter into novation agreements (in form and substance satisfactory to the parties hereto) with respect to, all amounts owed to any of the Companies or Company Subsidiaries by the Sellers and their Affiliates (other than the Companies and the Company Subsidiaries); provided that no such action shall be taken if such action would be in violation of any Law or would, without the consent of the Sellers, otherwise result in an adverse effect on either Seller, in which case the parties hereto shall negotiate in good faith suitable alternative arrangements that would not be in violation of any Law or result in any adverse effects.

                  (c) The Buyer shall use its best efforts to obtain the release prior to the Closing of the Sellers and any Affiliate of the Sellers other than the Companies and the Company Subsidiaries from any and all guarantees of such Persons of any indebtedness or other obligations of the Frontier LEC Business and shall indemnify and hold harmless such Persons against any payment that any of them must make under any of such guarantees and its reasonable costs and expenses thereunder including, without limitation, reasonable attorney's fees and costs.

                  4.14 Capital Expenditures. If the aggregate amount of capital expenditures incurred for assets of the Frontier LEC Business from and including January 1, 2000 through and including the Closing Date shall not equal or exceed
(i) if the Closing were to occur during the year 2000, a pro rata portion (based upon the number of elapsed days in such year prior to the Closing) of the $212,287,000 aggregate 2000 capital expenditures budget or (ii) if the Closing were to occur after December 31, 2000, the sum of (x) $212,287,000 and (y) a pro rata portion (based upon the number of elapsed days in such year prior to the Closing) of the aggregate $222,800,000 2001 capital expenditures budget, then the Sellers shall cause an aggregate amount of cash equal to any such shortfall, not restricted under applicable regulatory Laws as to its use, to pay for capital expenditures of such Company or Company Subsidiary (the "Capital Expenditure Cash Fund") to be retained in the accounts of one or more of the Companies and Company Subsidiaries at the Closing. The Capital Expenditure Cash Fund shall not be counted as "Working Capital" for purposes of the adjustment to Purchase Price pursuant to Sections 1.3 and 1.4.

                  4.15 Non-Compete. (a) The Sellers covenant and agree that the Sellers and their Subsidiaries, for a period of three years from the Closing Date, will not, without the Buyer's prior consent, directly or indirectly compete with the Companies or Company Subsidiaries by engaging in local exchange carrier operations, by providing retail long distance services (other than calling card, toll free and terminating long distance) or by providing retail data services (other than Internet services and Webhosting services) in a Restricted Area, except as stated herein.

         (b) For the purposes of this Section 4.15, a "Restricted Area" means the telephone service area on the Closing Date of any Company or Company Subsidiary that is an incumbent local exchange carrier, and in addition any territory adjacent to such telephone service area and within 20 miles of such telephone service area, but a Restricted Area shall not include any such adjacent territory that is within the CMSAs (or equivalent Census Office classification for an equal or larger populated area) covering the New York City metropolitan area or covering the Minneapolis-St. Paul metropolitan area.

         (c) For the purposes of this Section 4.15, a Seller or a Subsidiary shall not be deemed to compete with a Company or Company Subsidiary if it is engaged in the provision of local exchange carrier operations, retail long distance services, or any prohibited retail data services in a Restricted Area by using services of a Company or Company Subsidiary other than on a reseller or competitive local exchange carrier basis, or if it is providing as of the Closing Date any of such services to a customer that is simultaneously being provided service to multiple locations outside a Restricted Area by a Seller or its Subsidiary as of the Closing Date.

         (d) For purposes of this Section 4.15, a Seller or a Subsidiary shall not be deemed to compete with a Company or Company Subsidiary if it provides any retail long distance service or retail data service to a customer when: (i) it has engaged in seeking to win a bid or otherwise to establish the terms and conditions for the provision of services on a regional, national or global basis to a customer or prospective customer that is not headquartered in a Restricted Area, (ii) it has sought from a Company or Company Subsidiary all of such services that are offered by the Company within a Restricted Area on terms and conditions, including price and assurance of service quality for such services that it reasonably deems necessary to provide such services to such customer and
(iii) such Company or Company Subsidiary has failed to timely commit to the provision of such services on the reasonable terms and conditions sought by such Seller or Subsidiary or, if it has made such commitment, has failed to timely provide such services on the terms and conditions to which it has committed.

         (e) For purposes of this Section 4.15, a Seller or a Subsidiary shall not be deemed to compete with a Company or Company Subsidiary if it provides any retail long distance service or retail data service to a customer when: (i) it has expressed in writing to a Company or Company Subsidiary a firm interest in seeking to win a bid or otherwise to establish the terms and conditions for the provision of services on a regional, national, or global basis to a customer or prospective customer that is headquartered in a Restricted Area, (ii) it has sought from a Company or Company Subsidiary a commitment to team to win the bid or otherwise to provide services offered by the Company or Company Subsidiary to such customer and (iii) such Company or Company Subsidiary has failed to timely provide to the Seller or Subsidiary the right to include such services in a bid on a right of first refusal basis.

         (f) This Section 4.15 shall not be deemed to prohibit the provision by Seller or a Subsidiary of any wireless service licensed on a multistate basis by the FCC.

         (g) This Section 4.15 shall not be construed to prohibit any activity by an entity in which a Seller or one of its Subsidiaries has an equity ownership of not more than 15%, or the preexisting operations of any entity that may acquire a Seller or any of its Affiliates.

         (h) This Section shall not be construed to prohibit the acquisition by Seller or one of its Subsidiaries of any business if, upon such acquisition by a Seller or any of its Subsidiaries, such Seller or Subsidiary uses its reasonable best efforts to divest or dispose as promptly as practicable on commercially reasonable terms that portion of such acquired business that may otherwise cause a breach under this Section 4.15, and the Buyer shall not commence, or if commenced, will immediately discontinue, any efforts to enforce the foregoing covenants with respect to such acquisition by suit, petition for injunction or otherwise, so long as such divestiture or disposal is being pursued in good faith by such Seller or Subsidiary.

         (i) The Sellers and the Buyer agree that this covenant not to compete and its specific limitations constitute a reasonable covenant under the circumstances and is supported by adequate consideration.

                  4.16 Transition Plan. Within 30 days after the date hereof, the Buyer shall deliver to the Sellers a list of five proposed representatives to a joint transition team, which shall include expertise from various functional specialties associated or involved in providing billing, payroll and other support services to be provided to the Frontier LEC Business after the Closing. The Sellers will add their five representatives to such team within 15 days after receipt of the Buyer's list. Such team will be responsible for preparing as soon as reasonably practicable after the date hereof but at least 60 days prior to the Closing Date a transition plan which will identify and describe substantially all of the various transition activities that the parties plan to complete before and after the Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The Buyer and the Sellers shall use reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan during such period.

                  Article 5.  Conditions to Obligations of the Buyer.
                              --------------------------------------

                  The obligations of the Buyer to consummate the transactions contemplated by this Agreement are, at its option, subject to satisfaction of each of the following conditions:

                  5.1 Representations and Warranties. (a) The representations and warranties of the Sellers contained herein (other than the Special Representations) shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) The representations and warranties of the Sellers contained in Sections 2.4(a), 2.4(c), 2.4(d), 2.5 and 2.6 and the first sentence of Section 2.4(b) (collectively, the "Special Representations") shall be true and correct in all respects at and as of the Closing Date.

                  5.2 Performance by the Sellers. All of the covenants and agreements to be complied with and performed by the Sellers on or before the Closing Date shall have been complied with or performed in all material respects.

                  5.3 Certificate. The Sellers shall have delivered to the Buyer a certificate, dated as of the Closing Date, executed on behalf of the Sellers by their duly authorized officers to the effect of Sections 5.1 and 5.2.

                  5.4 Consents; No Objections. (a) The applicable waiting periods (and any extension thereof) under the HSR Act shall have ex-pired or been terminated; and

                  (b) All approvals for the Sale from the FCC and PUCs, and all material consents from third parties, shall have been obtained and become final and non-appealable (provided that if any appeal or a petition for reconsideration is filed after any such approval has been obtained, such approval shall be deemed to be final and non-appealable unless the Buyer shall have delivered to the Sellers an opinion of counsel rendered in good faith that it is probable that such approval will be reversed and/or vacated upon any such appeal or petition for reconsideration) (i) other than those the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) without the imposition of conditions that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a Buyer Material Adverse Effect.

                  5.5 No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of any Company or Company Subsidiary to hold its assets and conduct the Frontier LEC Business as it is being conducted as of the Closing Date such as to have a Material Adverse Effect or a Buyer Material Adverse Effect, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect; provided, however, that the provisions of this Section 5.5 shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.4 shall have been the cause of, or shall have resulted in, such order or injunction.

                  5.6 No Material Events. Since the date hereof, there have not been any circumstances, changes in or effects on the Frontier LEC Business that, individually or in the aggregate, had or would in the reasonably foreseeable future have a Material Adverse Effect.

                  Article 6.  Conditions to Obligations of the Seller.
                              ---------------------------------------

                  The obligations of the Seller to consummate the transactions contemplated by this Agreement are, at its option, subject to satis-faction of each of the following conditions:

                  6.1 Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, results of operations or financial condition of the Buyer and its Subsidiaries, taken as a whole.

                  6.2 Performance by the Buyer. All of the covenants and agreements to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  6.3 Certificate. The Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, executed on behalf of the Buyer by its duly authorized officers to the effect of Sections 6.1 and 6.2.

                  6.4   Consents;  No Objections.   (a)  The applicable  waiting
         periods (and any extension thereof) under the HSR Act shall have ex-pired or been terminated; and

                  (b) All approvals for the Sale from the FCC and PUCs, and all material consents from third parties, shall have been obtained and become final and non-appealable (provided that if any appeal or a petition for reconsideration is filed after any such approval has been obtained, such approval shall be deemed to be final and non-appealable unless the Seller shall have delivered to the Buyer an opinion of counsel rendered in good faith that it is probable that such approval will be reversed and/or vacated upon any such appeal or petition for reconsideration) (i) other than those the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) without the imposition of conditions that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or an adverse effect (other than an immaterial effect) in the business, results of operations or financial condition of the Sellers or their Subsidiaries (other than the Companies and the Company Subsidiaries).

                  6.5 No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of any Company to hold its assets and conduct the Frontier LEC Business as it is being conducted as of the Closing Date such as to have a Material Adverse Effect or an adverse effect (other than an immaterial effect) in the business, results of operations or financial condition of the Sellers or their Subsidiaries (other than the Companies and the Company Subsidiaries), or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect; provided, however, that the provisions of this Section 5.5 shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.4 shall have been the cause of, or shall have resulted in, such order or injunction.

                  6.6   Purchase Price Adjustment Limitation.   The  Performance
         Adjustment component of the Estimated Adjustment, if any, shall not ex-ceed $200,000,000.

                  Article 7.  Tax Matters.
                              -----------

                  7.1 Liability for Taxes. (a) The Sellers shall be liable for and shall indemnify the Buyer as the case may be, for (i) all Taxes (as defined below) imposed on the Companies or Company Subsidiaries, or for which the Companies or Company Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date ("Pre-Closing Tax Periods") and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date ("Straddle Period"), the portion of such Straddle Period ending on and including the Closing Date, and (ii) all liabilities imposed on the Companies or Company Subsidiaries on or before the Closing Date under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes of the Sellers or any other corporation which is affiliated with Sellers (other than the Companies and Company Subsidiaries).

                  (b) The Buyer shall be liable for, and shall indemnify the Sellers and their Affiliates for, all Taxes imposed on the Sellers or any of their Affiliates with respect to the Companies and Company Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

                  (c) For purposes of this Section 7.1, whenever it is necessary to determine the liability for Taxes of the Companies and Company Subsidiaries for a portion of a Straddle Period:

                               (i) real,  personal and intangible property Taxes
                  ("property Taxes") for the Pre-Closing Tax Period shall equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                              (ii) all other Taxes for the Pre-Closing Tax Period shall be determined by assuming that the Companies and Company Subsidiaries had a taxable year or period that ended at the close of the Closing Date.

                  (d) The Buyer covenants that it will not cause or permit any Company or Company Subsidiary or any Affiliate of the Buyer (i) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax attribute of the Sellers or any affiliated group of which the Sellers are members or (ii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction or any Tax attribute of the Sellers or any affiliated group of which the Sellers are members in respect of any Pre-Closing Tax Period. The Buyer agrees that the Sellers or any affiliated group of which the Sellers are members shall have no Tax liability or reduction of any Tax attribute resulting from any action referred to in the preceding sentence and agrees to indemnify and hold harmless the Sellers or any affiliated group of which the Sellers are members against any such Tax and any loss, liability, claim, damage, expense or Tax in connection therewith.

                  7.2 Tax Refunds. The Sellers shall be entitled to any refund or credit of any Taxes of the Companies and Company Subsidiaries, including interest paid thereon, with respect to Pre-Closing Tax Periods or the portion of any Straddle Periods ending on and including the Closing Date. The Sellers shall have the right to determine whether any claim for refund for such Taxes shall be made on behalf of the Sellers by the Companies or Company Subsidiaries. If the Sellers elect to make a claim for refund, the Buyer, the Companies and the
Company Subsidiaries shall cooperate fully in connection therewith. Notwithstanding the foregoing, the Sellers shall not be entitled to make any claim for refund of Taxes which would materially adversely affect the liability for Taxes of the Buyer, the Companies or the Company Subsidiaries for any period after the Closing Date without the prior written consent of the Buyer; provided, however, that such consent shall not be unreasonably withheld and such consent shall not be necessary to the extent that the Sellers have indemnified the Buyer against the effects of any such settlement. The Sellers shall reimburse the Buyer, the Companies and the Company Subsidiaries for reasonable out-of-pocket expenses incurred in providing such cooperation.

                  7.3 Adjustment to Purchase Price. The Buyer and the Sellers agree to report any indemnification payment made by the Sellers under Section
7.1 as an adjustment to purchase price, contribution to capital, or other non-taxable amount to the extent that there is substantial authority for such reporting position under applicable law.

                  7.4 Amended Returns. The Sellers shall be responsible for filing any amended consolidated, combined or unitary Tax Returns for any
Pre-Closing Tax Period or Straddle Period of the Company and Company Subsidiaries which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years or periods as finally determined; provided, however, that such Tax Returns, to the extent they relate to the Companies or Company Subsidiaries shall be prepared in a manner consistent with past practices to the extent that preparing them in such a manner is permissible by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities. The Sellers shall provide notice to the Buyer of all such provided returns to the extent they relate to the Companies or Company Subsidiaries. For those jurisdictions in which separate Tax Returns are filed by the Company or Company Subsidiaries for any Pre-Closing Tax Period or Straddle Period, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by the Sellers and furnished to the Buyer for review and comment ten days prior to the due date for filing such returns and the Sellers shall incorporate all reasonable comments of the Buyer. Buyer shall cause to be executed all waivers of statute of limitations or powers of attorney as may be necessary for Sellers to exercise their rights under this Section.

                  7.5 Tax Returns. The Sellers shall prepare, or cause to be prepared, and file or cause to be filed when due, including extensions thereof, all Tax Returns that are required to be filed with respect to the Companies and Company Subsidiaries for Pre-Closing Tax Periods and shall pay any Taxes due in respect of such Tax Returns, and the Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed subsequent to the Closing with respect to the Companies and Company Subsidiaries for taxable years or periods beginning and ending after the Closing Date and shall timely pay any Taxes due in respect of such Tax Returns. The Sellers shall have the right to prepare or cause to be prepared all unitary, combined, or consolidated Tax Returns that are required to be filed with respect to the Companies and Company Subsidiaries for any Straddle Period. Buyer shall prepare or cause to be prepared any other Straddle Period Tax Returns. Any such Straddle Period Tax Return (regardless of which party prepares it) shall be prepared in a manner consistent with past practices and without a change of any election or accounting method and shall be submitted by the preparing party to the other party (together with schedules, statements and supporting documentation) at least 30 days prior to the due date (including extension of such Tax Return), provided, however, that with respect to sales tax returns, such returns shall be submitted by the preparing party to the other party at least five days prior to the due date. Such other party shall have the right to review all work papers and procedures used to prepare any such Tax Return solely to the extent that such work papers and procedures relate to the Companies and the Company Subsidiaries. If such other party, within ten Business Days after delivery of any such Tax Return, notifies the preparing party in writing that it objects to any of the items in such Tax Return solely to the extent that such items relate to the Companies or the Company Subsidiaries, the preparing party shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by and mutually acceptable to both the Buyer and the Sellers. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such accounting firm shall be born equally by the Buyer and the Sellers.

                  7.6 Tax Contest Provisions. Whenever the Buyer receives a notice of any pending or threatened Tax audit or assessment for any Pre-Closing Tax Period or Straddle Period, the Buyer shall promptly inform the Sellers in writing. The Sellers shall have the right to control, at their own cost, any resulting proceedings respect to any Pre-Closing Tax Period and to determine whether and when to settle any such claim, assessment or dispute. The Buyers and the Sellers shall jointly control any resulting proceedings with respect to any Straddle Period and shall jointly determine whether and when to settle any such claim, assessment or dispute. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of the Buyer, the Companies or the Company Subsidiaries for any period after the Closing Date without the prior written consent of the Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Sellers have indemnified the Buyer against the effects of any such settlement. Whenever any taxing authority sends a notice of an audit, initiates an examination of any Company or Company Subsidiary or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for any taxable period beginning after the Closing Date, the Sellers shall promptly inform the Buyer in writing, and the Buyer shall have the right to control, at its cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute. Notwithstanding the foregoing, the Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of the Sellers without the prior written consent of the Sellers, provided that such consent shall not be unreasonably withheld. The Buyer shall cause to be executed all waivers of statute of limitations or power of attorneys as may be necessary for the Sellers to exercise their rights under this Section. The Buyer shall not execute any waivers of the statute of limitations for the Companies or Company Subsidiaries for any Pre-Closing Period without the consent of the Sellers.

                  7.7 Termination of Tax Allocation Agreements. Any and all tax allocation or sharing agreements or arrangements, whether or not written, that may have been entered into by and between the Sellers and its affiliates, on the one hand, and the Companies and Company Subsidiaries, on the other hand, shall be terminated as to the Companies and Company Subsidiaries as of the Closing Date, and no payments which are owed by or to the Companies or Company Subsidiaries pursuant thereto shall be made thereunder. After the Closing Date, this Agreement shall be the sole Tax sharing agreement relating to the Companies and Company Subsidiaries for all Pre-Closing Tax Periods.

                  7.8 Assistance and Cooperation. Each of the Buyer and the Sellers will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expense incurred in providing such assistance.

                  7.9 Transfer and Conveyance Taxes. The Sellers, on the one hand, and the Buyer, on the other hand, shall each be liable for and shall pay one-half of all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

                  7.10 Global Crossing Options. (a) The Sellers shall be entitled to claim any and all deductions (the "Option Deductions"), for all federal, state, local and foreign purposes, attributable to the exercise by any of the employees of the Frontier LEC Business of any Global stock options, and the Buyer shall not take, nor permit the Companies or Company Subsidiaries to take, any position or action (including, without limitation, the filing of any Tax Returns) which would interfere with, or be inconsistent with, the Sellers claiming the Option Deductions.

                  (b) If, pursuant to a final determination (within the meaning of Section 1313 of the Code), the Sellers are not entitled to claim all or any portion of the Option Deductions, then (i) the Buyer shall, at the Sellers' expense, take all actions, including without limitation, promptly filing, or causing the Companies or Company Subsidiaries to file, amended Tax Returns, as are necessary to allow the Companies or Company Subsidiaries to claim the Option Deductions, and (ii) shall pay, or cause the Companies or Company Subsidiaries to pay, to the Sellers all refunds or credits received by the Sellers or the Companies or Company Subsidiaries attributable to the Option Deductions within ten days after receipt of such refund (or, in the case of a credit, within ten days after the credit is allowed or applied against any other Tax liability).

                  7.11 Carryback of Net Operating Losses. The Buyer, the Companies and the Company Subsidiaries shall make any and all elections under
Section 172(b)(3) of the Code and any corresponding provisions of state, local or foreign law to relinquish the entire carryback period with respect to any net operating loss attributable to the Companies or the Company Subsidiaries in any taxable period beginning after the Closing Date that could be carried back to a taxable year of the Companies or the Company Subsidiaries ending on or before the Closing Date.

                  7.12 Survival. Claims for indemnification under Section 7.1 shall survive until the expiration of the applicable statute of the limitations (including any extensions or waivers of such statutes).

                  Article 8.  Employee Benefit and Labor Matters.
                              ----------------------------------

                  8.1 Continuation of Employee Benefits. From and after the Closing Date and except as otherwise expressly provided in this Article 8, the Buyer shall, and shall cause the Companies and Company Subsidiaries to:

                  (a) Provide, until three years after the Closing Date (the "Benefit Continuation Period"), benefits that in the aggregate are no less favorable than the benefits provided, in the aggregate, under the Employee Benefit Plans to the current employees of the Frontier LEC Business (the "Business Employees") immediately prior to the Closing. For purposes of this Agreement, "Business Employees" shall refer only to those individuals who are actively employed by the Frontier LEC Business on the Closing Date, or who are on vacation, disability, family leave, layoff or other leaves of absence which have been agreed or consented to (or protected by applicable law) on such Closing Date and who in any case where they are not actively employed on the Closing Date actually return to active service with the Surviving Corporation of the Buyer within 12 months (or such longer period protected by applicable law) after the Closing Date. Not in limitation of the foregoing but for clarification, during the Benefit Continuation Period the Buyer shall, or shall cause the Companies and Company Subsidiaries, to maintain a severance program that provides payments and benefits to Business Employees whose employment terminates during such period that are not less than the payments and benefits provided for under the Change in Control Severance Plan for Salary Band Levels 25 and above, as maintained by GCNA (the "Severance Plan") (assuming, for purposes of such plan, that a change of control has already occurred) for the same type of termination. Notwithstanding the foregoing, nothing herein shall require (i) the continuation of any particular employee benefit plan or contribution levels or prevent any amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (ii) require the Buyer to continue or maintain any stock purchase or other equity plan related to the equity of Global or the Buyer. Notwithstanding the foregoing, until September 29, 2001, the Buyer shall, or shall cause the Company and the Company Subsidiaries to, maintain benefits that are equivalent to the benefits provided under the Employee Telecommunications Benefit program, the Educational Assistance Fund, the Educational Assistance Program and the Executive Perquisite program; provided, however, that Sellers shall assume or retain all liabilities with respect to benefits accrued or payable under the foregoing four programs to the extent incurred as of the Closing Date (which for purposes of the Educational Assistance Fund shall mean that any four-year scholarship awarded prior to the Closing Date shall be deemed incurred with respect to all four years of such scholarship so long as the student remains eligible for such scholarship under the terms of such Fund). In the event of any sale, transfer or other disposition by the Buyer of all or any part of the Frontier LEC Business or of the Companies and/or the Company Subsidiaries (whether by merger, sale of stock or assets or otherwise) (any such event, a "Sale") prior to the end of the Benefit Continuation Period, the Buyer shall cause any such purchaser to assume and perform all obligations of the Buyer under this Section 8.1(a) for not less than the balance of the Benefit Continuation Period.

                  (b) (i) Waive any limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Business Employees under any welfare benefit plan in which such employees may be eligible to participate after the Closing to the extent that such limitations did not apply or had been satisfied by such Business Employees and their covered dependents, (ii) provide each Business Employee with credit for any co-payments and deductibles paid prior to the Closing for the year in which the Closing occurs in satisfying any applicable deductible or out-of- pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Closing, and
         (iii) recognize all service of the Business Employees rendered as employees of the Sellers, and during the period that the Companies and the Company Subsidiaries were Subsidiaries of the Sellers, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual (except for purposes of benefit accrual under any defined benefit cash balance pension plan) in any benefit plan in which such employees may be eligible to participate after the Closing, to the same extent taken into account under a comparable Employee Benefit Plan immediately prior to the Closing Date.

                  8.2 Termination of Participation in Employee Benefit Plans; Defined Benefit Pension Plans. Except as set forth herein, the Buyer shall not, and shall cause the Companies and Company Subsidiaries not to, assume any Employee Benefit Plans maintained or sponsored by the Sellers. Effective as of the Closing Date, the Business Employees shall cease to participate in any of the Employee Benefit Plans maintained or sponsored by the Sellers, and the Companies and Company Subsidiaries shall cease to be contributing employers under any Employee Benefit Plan. In addition, with respect to any Employee Benefit Plan that is a defined benefit pension plan (collectively, the "Sellers' Pension Plans"), the Sellers shall not transfer any assets or liabilities with respect to any Business Employees who participated in any such plans immediately prior to the Closing Date; provided, however, that the Sellers shall cause the applicable Sellers' Pension Plans to recognize all service provided by the Business Employees after the Closing Date to the Buyer, the Companies and the Company Subsidiaries (collectively, the "Buyer Group") for purposes of eligibility for the commencement of benefits thereunder; and provided, further, in connection with the foregoing, (i) Buyer shall, or shall cause the applicable member of the Buyer Group, to provide the Sellers with written notice of the termination of employment occurring after the Closing Date of any Business Employee who participated in the Sellers' Pension Plan prior to the Closing Date (a "Termination Notice") and (ii) in the event of any Sale whereby the Business Employees are transferred from Buyer or otherwise outside of the Buyer Group,
(x) Buyer shall, or shall cause the applicable member of the Buyer Group to continue to provide such Termination Notice even after such Sale or (y) Buyer shall cause the acquiring entity to agree to provide such Termination Notice after such Sale.

                  8.3 Defined Contribution Plan. (a) As soon as reasonably practicable after the Closing Date, the Buyer shall, or shall cause the Buyer Group to, provide a defined contribution plan for the benefit of the Business Employees (which plan may be an existing plan or plans of the Buyer) (the "Successor 401(k) Plan"), that has those features that are provided for in the Sellers' 401(k) Plan, which are required by Section 411(d)(6) of the Code to be provided by the Successor 401(k) Plan (the "Protected Benefits"). In addition, the Buyer shall, or shall cause the Buyer Group to, take all necessary actions, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. As soon as reasonably practicable following the delivery to the Sellers of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Successor 401(k) Plan (or, if earlier, the delivery of an opinion of the Buyer's counsel, reasonably satisfactory to the Sellers, to such effect), the Sellers shall cause the trustee of the Sellers' 401(k) Plan to transfer, in the form of cash and marketable securities (or such other form as may be agreed by the Buyer and the Sellers) (the "Assets"), the full account balances of the Business Employees (which account balances shall be fully vested) under the Sellers' 401(k) Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Closing Date to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Business Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by the Buyer under the trust agreement forming a part of the Successor 401(k) Plan. With respect to that portion of the Assets that is comprised of shares of capital stock of Global ("Global Stock"), Buyer shall cause the trustee of the Successor 401(k) Plan to hold such shares in trust for the benefit of the Business Employees until such time as any such employee elects to dispose of his or her shares; and provided, further, that in no event shall the Successor 401(k) Plan be required to permit participants to otherwise invest in Global Stock, whether with additional contributions made into such plan, reallocation of other Assets of a participant's account, or otherwise. In consideration for the transfer of assets described herein, the Buyer shall, or shall cause the Buyer Group to, effective as of the date of transfer described herein, assume all of the obligations of the Sellers in respect of the account balances accumulated by Business Employees under the Sellers' 401(k) Plans on or after the Closing Date.

                  (b) Notwithstanding anything provided in Section 8.3(a) to the contrary, in the event that the provision of the Protected Benefits would impose upon the Buyer or the Buyer Group material costs and expenses of administration that the parties reasonably agree would impose an unreasonable and substantial burden on the Buyer (or the Buyer Group, as applicable), the trustee of the Successor 401(k) Plan shall not be required to accept the transfer of account balances from the Sellers' 401(k) Plan pursuant to Section 8.3(a); provided, however, the parties agree that it would constitute an unreasonable and substantial burden on Buyer or the Buyer Group if the Buyer were required, solely for the purposes of accepting the trustee-to-trustee transfer of Assets (pursuant to Section 8.3(a), above), to establish a new and separate defined contribution plan. In lieu of such trustee-to-trustee transfer, the Sellers shall take any actions reasonably necessary to provide for a distribution to the Business Employees of their vested account balances pursuant to Section 401(k)(10) of the Code, to the extent that such employees elect to receive such distributions, and the Buyer shall, or shall cause the Buyer Group to, take any actions reasonably necessary to cause the Successor 401(k) Plan to receive any such distributions (in cash and in shares of Global Stock, as applicable) which any such Business Employee may elect to roll over into such 401(k) plan. In addition, in the event any such Business Employee elects to roll over his or her vested account balances into the Successor 401(k) Plan, the Buyer shall take all actions necessary to permit such Business Employee to roll over any loan balance outstanding under the Sellers 401(k) Plan prior to the Closing Date, to the extent permitted by applicable Law.

         (c) Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers transfer, or cause to be transferred, the assets, if any, of, or liabilities with respect to the Business Employees under, either the Supplemental Management Pension Plan or the Supplemental Retirement Savings Plan.

                  8.4 Post-Retirement Benefits. (a) Sellers shall retain or assume the liability for all post-retirement medical and/or life insurance benefits (the "Post Retirement Welfare Benefits") for (i) any former employee of the Frontier LEC Business who, as of the Closing Date, was either retired or otherwise terminated employment with the Sellers prior to the Closing Date and was entitled to Post-Retirement Welfare Benefits from the Sellers at such time, or (ii) is a non-Union Employee, whether or not eligible for post-retirement welfare benefits as of the Closing Date (even if they continue their employment with the Buyer or the Buyer Group after the Closing Date); provided, however, that the foregoing benefits shall be secondary to any medical or life insurance benefit coverage that such a person described in clauses (i) or (ii), above may otherwise be eligible to receive under any plan, program or arrangement provided by the Buyer or any member of the Buyer Group or pursuant to any Assumed CBAs.

                  (b) With respect to any Business Employee who is a Union Employee as of the Closing Date, the Buyer shall assume all liabilities, obligations and responsibilities with respect to providing Post-Retirement Welfare Benefits, if any, to such employees under any Assumed CBAs or any Post-Retirement Welfare Benefits programs which the Buyer or the Buyer Group maintain for such employees after the Closing Date.

                  (c) As soon as practicable on or after the Closing Date, the Sellers shall transfer any assets that are dedicated or otherwise allocated exclusively for the purpose of funding and determining the accrued liability with respect to the Post-Retirement Welfare Benefits of the Union Employees assumed by the Buyer pursuant to Section 8.4(b), above. To the extent such transfer occurs after the Closing Date, the amount of the transfer shall equal the assets as of the Closing Date plus the interest on such assets accrued from the Closing Date to the date the assets are transferred hereunder, at a rate equal to the assumed discount rate used to value the foregoing liability as of the Closing Date (as set forth in the Buck Consulting Report), adjusted by any contributions made by, or payments made to, the Union Employees in respect of the Post-Retirement Welfare Benefits prior to the date the foregoing assets are transferred.

                  8.5 Collective Bargaining Agreements. Effective on and after the Closing Date, the Buyer shall assume all of the collective bargaining agreements (including, without limitation, pursuant to the specified provisions of the collective bargaining agreements set forth in Section 8.5 of the Disclosure Schedule) (all such agreements, the "Assumed CBAs") and other labor contracts with respect to any Business Employees existing immediately prior to the Closing Date (including, without limitation, the obligation, if any, to contribute to any multiemployer pension or welfare plans) and to continue, to the extent required under such agreements and other contracts, to employ all of the Business Employees covered by such agreements, whether or not then actively at work, including, without limitation, any Business Employees who are on vacation leave, leave of absence, sick leave or disability leave for the periods set forth therein. The Buyer shall also honor any reemployment rights of any current or former Business Employees including, but not limited to, any such persons who are receiving long-term disability benefits as of the Closing Date.

                  8.6 WARN. On and for 90 days after the Closing Date, the Buyer shall not, and shall cause the Companies and Company Subsidiaries not to, implement any employment terminations, layoffs or hours reductions or take any other action which could result in a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") or similar events under applicable state law, affecting in whole or in part any facility, site of employment or operating unit, or any employee employed by any Company or Company Subsidiary, or which could require either Seller, any Company or Company Subsidiary or the Buyer to give notice or take any other action required by WARN or applicable state law.

                  8.7 Annual Incentive Compensation. On the Closing Date, the Sellers shall pay, or cause to be paid, to all Business Employees a pro rata portion of any bonuses otherwise payable in respect of the fiscal year in which the Closing Date occurs (the "Bonuses") pursuant to the Sellers' annual incentive compensation plans. The amount of such Bonuses shall be calculated based on the amounts accrued in respect of such Bonuses on the books and records of the Frontier LEC Business as of the end of the month immediately preceding the month in which the Closing Date occurs, which Bonuses would otherwise be payable after the end of the applicable fiscal year.

                  Article 9.  Indemnification.
                              ---------------

                  9.1 Indemnification by the Sellers. Subject in all respects to the provisions of this Article 8, the Sellers hereby agree jointly and severally to indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from

                  (a) any breach on the part of the Sellers of (i) any representation or warranty made by the Sellers in Article 2 hereof (other than those set forth in Section 2.17) or in any certificate delivered pursuant to this Agreement or (ii) any covenant or agreement made by the Sellers in this Agreement; or

                  (b) any matter on the Probable Liabilities List to the extent that the amount of the expense and/or loss for such matter becomes capable of being "reasonably estimated" (within the meaning of such term under GAAP and determined on a basis consistent with that used to determine the Probable Liabilities List) within 18 months after the Closing Date (a "Liability Claim").

                  9.2 Indemnification by the Buyer. Subject in all respects to the provisions of this Article 8, the Buyer hereby agrees, and shall cause the Companies and Company Subsidiaries, jointly and severally to indemnify and hold harmless the Sellers and their respective Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from

                  (a) any breach on the part of the Buyer of (i) any representation or warranty made by the Buyer in Article 3 hereof or in any certificate delivered pursuant to this Agreement or (ii) any covenant or agreement made by the Buyer in this Agreement; or

                  (b) any obligation or liability reflected in the Combined Liabilities or Combined Working Capital used to adjust the Purchase Price pursuant to Section 1.3 to the extent so reflected.

                  9.3 Limitations on Indemnification Claims and Liability. (a) The respective representations and warranties of the Sellers and the Buyer set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the opportunity to make a claim for indemnification, or otherwise be indemnified or held harmless, under this Article 9 with respect thereto or with respect to (i) any covenant or agreement relating to any action required by this Agreement to be taken prior to or at the Closing or (ii) any Liability Claim shall survive until, and expire with, and be terminated and extinguished upon, the date that is 18 months after the Closing Date. Any and all covenants and agreements relating to any action required by this Agreement to be taken after the Closing and the obligation of the Buyer with respect to Section 9.2(b) shall survive the Closing forever and shall not expire with, and be terminated and extinguished upon, the Closing.

                  (b) The Sellers shall not be obligated to indemnify or hold harmless any Indemnified Party under Section 9.1 (i) for any Claims or Damages incurred by such Indemnified Party in connection with any individual occurrence or related series of occurrences that do not exceed $25,000 or (ii) unless and until Claims or Damages in respect of the indemnification obligations of the Sellers under Section 9.1 exceed in the aggregate $50,000,000, following which (subject to the provisions of this Article 9) the Sellers shall be obligated to indemnify or hold harmless an Indemnified Party only for such Claims or Damages which, when aggregated with all other Claims and Damages indemnified under
Section 9.1, exceed such threshold amount or (iii) to the extent that Claims or Damages, when aggregated with all other Claims and Damages indemnified under
Section 9.1, exceed $200,000,000 or (iv) for any matter reflected in the Combined Liabilities or Combined Working Capital to the extent used to adjust the Purchase Price pursuant to Section 1.3. For purposes of this Section 9.3(b), the amount of any Claims and Damages shall be computed as set forth in Section 9.4.

                  (c) In addition to the foregoing limitations and any other limitations under this Agreement, the Sellers shall not be obligated to indemnify or hold harmless any Indemnified Party under Section 9.1(b) unless and until Claims or Damages in respect of Liability Claims exceed in the aggregate the aggregate amount of all matters on the Probable Assets List for which the asset values of such matters have become capable of being "reasonably estimated" (within the meaning of such term under GAAP and determined on a basis consistent with that used to determine the Probable Assets Lists) within 18 months after the Closing Date. To the extent that any matter or any additional matter on the Probable Asset List becomes so capable of being "reasonably estimated" after an indemnification payment has been made with respect to a Liability Claim, the Buyer or its Affiliate shall promptly repay to the GCNA such amount of the indemnification payment as would not have been paid had the asset value of such matter reduced the original payment (and any such repayment shall be a credit against any applicable indemnification threshold or limitation set forth in
Section 9.3(b) hereof) at such time or times and to the extent such matters become so estimable.

                  (d) Notwithstanding anything to the contrary in this Agreement, the indemnifications in Sections 9.1 and 9.2 hereof will be the sole and exclusive remedies available to the Buyer or the Sellers, or any of their respective Affiliates, officers, directors, employees, agents or representatives, after the Closing for breaches of any representations or warranties in this Agreement, or any certificate delivered pursuant to this Agreement, or any covenants or agreements contained in this Agreement (other than with respect to any covenant or agreement relating to any action required by this Agreement to be taken after the Closing or to obligations or liabilities reflected in Combined Liabilities or Combined Working Capital), or otherwise in connection with this Agreement (other than as provided by Articles 1, 7 and 8). Any claim for indemnification must be made as provided in Sections 9.5, 9.6 and
9.7 hereof.

                  9.4 Computation of Claims and Damages. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Claim or Damage under this Agreement, the Indemnifying Party will, subject to the provisions of this
Article 9, pay the Indemnified Party the amount of the Claim or Damage (i) reduced by any amounts to which the Indemnified Party actually recovers from third parties in connection with such Claim or Damage ("Reimbursements"), (ii) reduced by the Net Proceeds of any insurance policy payable to the Indemnified Party with respect to such Claim or Damage and (iii) reduced appropriately to take into account any Tax Benefit to the Indemnified Party with respect to such Claim or Damage, net of all income Taxes resulting from the indemnification payment. For purposes of this Section 9.4, (x) "Net Proceeds" shall mean the insurance proceeds actually paid, less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including attorneys' fees and other costs of collection) that relates to or arises from the making of the claim for indemnification and (y) "Tax Benefit" shall mean any benefit actually realized by the Indemnified Party in connection with the Claim or Damage. The Indemnified Party shall use reasonable best efforts to pursue Reimbursements or Net Proceeds that may reduce or eliminate Claims and Damages and otherwise to mitigate Claims and Damages. If any Indemnified Party receives any Reimbursement or Net Proceeds, or realizes a Tax Benefit, after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Reimbursement, Net Proceeds or Tax Benefit reduced the original payment (and any such repayment shall be a credit against any applicable indemnification threshold or limitation set forth in Section 9.3(b) hereof) at such time or times as and to the extent that such Reimbursement or Net Proceeds is actually received or such Tax Benefit is actually realized. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all pertinent records, materials and information, and provide reasonable access during normal business hours to the Indemnified Party's employees, properties, books and records, and shall otherwise cooperate with and assist the Indemnifying Party and its agents and representatives in reviewing the propriety and the amount of any Claims or Damages, including, without limitation, the availability and/or amounts of Reimbursements, Net Proceeds and Tax Benefits.

                  9.5 Notice of Claims. Upon obtaining actual knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably practicable (but in no event later than 30 days) following the date the Indemnified Party has obtained such knowledge, give written notice (a "Notice of Claim") of such claim to the party or parties from which indemnification is or will be sought under this
Article 9 (the "Indemnifying Party"). The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is entitled to indemnification hereunder. For purposes of this Section 9.5, (i) a Notice of Claim given in good faith must include to the extent then practicable a good faith estimate of the amount of the claim and (ii) a Notice of Claim shall be deemed to have been given as of the date the Probable Liabilities List is agreed upon or otherwise determined with respect to Liability Claims. Notwithstanding anything to the contrary in this Agreement, no identification of any party as an "Indemnifying Party" for purposes of any of the provisions of this Agreement shall constitute any acknowledgment by such party that it is liable to any Person under this Article 9.

                  9.6 Defense of Third Party Claims. If any claim set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 9.5 hereof is a claim asserted by a third party, the Indemnifying Party shall have 30 days after the date that the Notice of Claim is given or deemed given by the Indemnified Party to notify the Indemnified Party in writing of the Indemnifying Party's election to defend such third party claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control as is reasonably required by the Indemnifying Party and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such third party claim. Regardless of which party is defending such third party claim, the Indemnified Party shall not pay, settle or compromise such third party claim without the consent of the Indemnifying Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall have the right to participate in the defense of such third party claim, at the Indemnified Party's own expense. In the event, however, that the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will, subject to the provisions of this Article 9, pay the reasonable fees and disbursements of such counsel when due under such counsel's customary billing practices. If the Indemnifying Party does not elect to defend such third party claim or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim; provided, however, that such Indemnified Party's defense of or its participation in the defense of any such third party claim shall not in any way diminish or lessen the indemnification obligations of the Indemnifying Party under this Article 9. If the Indemnifying Party subsequently reasonably determines that the Indemnified Party is not defending such third party claim in good faith, the Indemnifying Party shall have the right, in addition to any other right or remedy it may have hereunder, to elect to assume the defense of such third party claim and, to the extent that the Indemnified Party has not defended such third party claim in good faith, and whether or not the Indemnifying Party shall have subsequently assumed the defense thereof, the indemnification obligations of the Indemnifying Party under this Article 9 shall be reduced or eliminated to the extent that such failure to defend in good faith shall have materially adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is otherwise entitled to indemnification hereunder.

                  9.7 Special Indemnification Procedures with Respect to Environmental Matters. (a) Notwithstanding anything to the contrary in this Agreement, with respect to any potential claim for indemnification in connection with, arising out of or resulting from any breach on the part of the Sellers of
(i) any representation or warranty made by the Sellers in Section 2.13 hereof, or in any other section of this Agreement or in any certificate delivered pursuant to this Agreement relating to matters relating to Environmental Laws or Hazardous Materials, (ii) any covenant or agreement made by the Sellers in this Agreement relating to matters relating to Environmental Laws or Hazardous Materials or (iii) any Liability Claim relating to matters relating to Environmental Laws or Hazardous Materials, which claim relates to the costs of remediation of environmental conditions (each, a "Remediation Claim"), the Notice of Claim given to the Sellers pursuant to Section 9.5 hereof shall be required to set forth the condition requiring such remediation, the proposed remedial actions (including the scope of work to be performed) (each, a "Remediation Action") and an estimate of the cost of such remediation. The Sellers shall be given the right to consult with the Buyer of the Remediation Action covered under this Section 9.7. The Indemnified Party shall consult in good faith with the Sellers and their representatives with respect to all aspects of the proposed Remediation Claim specified in the Notice of Claim, including, without limitation, the form and substance of any communications plan, report or submission to be given to any Governmental Authority with respect to any Remediation Action. The costs of any environmental surveys or testing, geologic testing or engineering tests conducted in connection with any potential or proposed Environmental Claim (other than those required by a Governmental Authority in connection with an identified potential or proposed Environmental Claim), including laboratory and analytical fees, or any consultants or engineers engaged to assist in any review related thereto, shall be paid for by the party conducting such surveys, testing or tests or engaging such consultants or engineers.

                  (b) With respect to any Remediation Actions in excess of $500,000 in the aggregate, the Indemnified Party shall, to the fullest extent practicable, seek in good faith competitive written bids from at least three qualified sources prior to having any of such Remediation Actions performed. To the extent that any Indemnified Party will be seeking indemnification under the provisions of this Article 9, with respect to a Remediation Action, indemnification with respect to such Remediation Action shall be limited to that required to comply with Environmental Laws and the Indemnified Party shall use its reasonable best efforts to minimize the amount of any Remediation Claim in connection therewith.

                  (c) The procedures specified in Sections 9.7(a) and 9.7(b) above are provided solely for the purpose of determining the amount of the indemnification to which an Indemnified Party is entitled under Section 9.1 hereof with respect to a Remediation Claim. Nothing herein shall be construed to restrict or limit in any way the remedial actions actually undertaken or costs of remediation actually incurred with respect thereto.

                  9.8 Probable Liabilities and Assets Lists. (a) Pursuant to the procedures and in accordance with the time schedules set forth in Section 1.4, the parties shall agree upon (or in the case of a Neutral Auditor Determination, there shall be determined for the parties pursuant to Section 1.4) a list (the "Probable Liabilities List") of matters (the "Probable Liabilities") that both
(i) with respect to which, as of the Closing Date, it is "probable" (within the meaning of such term under GAAP consistently applied and on a basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of Section 2.6(a) and as set forth in Schedule 1.3 hereto) that a liability has been incurred and (ii) would have been reflected in the Combined Liabilities for purposes of determining the Liabilities Adjustment or in Combined Working Capital for purposes of determining the Working Capital Adjustment, in each case pursuant to Section 1.3(a) in conformity with GAAP (including, without limitation, the materiality concepts thereof) consistently applied and on a basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of Section 2.6(a) and as set forth in Schedule 1.3 hereto, but for the fact that, as of the Closing Date, the amount of the expense and/or loss for such matter cannot be "reasonably estimated" (within the meaning of such term under GAAP).

                  (b) Pursuant to the procedures and in accordance with the time schedules set forth in Section 1.4, the parties shall agree upon (or in the case of a Neutral Auditor Determination, there shall be determined for the parties pursuant to Section 1.4) a list (the "Probable Assets List") of matters (the "Probable Assets") that both (i) with respect to which, as of the Closing Date, it is "probable" (within the meaning of such term under GAAP consistently applied and on a basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of Section 2.6(a) and as set forth in Schedule 1.3 hereto) that a current or long-term receivable of the Companies or Company Subsidiaries exists and (ii) would have been reflected in the books and records of the Frontier LEC in conformity with GAAP (including, without limitation, the materiality concepts thereof) consistently applied and on the basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of section 2.6(a) and as set forth in Schedule 1.3 hereto, but for the fact that, as of the Closing Date, the value of such asset cannot be "reasonably estimated" (within the meaning of such term under GAAP).

                  Article 10.  Definitions.
                               -----------

                  Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

                  Access  Line means a  physical  circuit  over which  calls are switched in the telephone central offices, and over which calls can be directed to other Access Lines on the Public Switched Network or received from other Access Lines connected to the Public Switched Network. In counting the number of Access Lines, (i) each digital T1 circuit (which can be channelized into 24 separate voice-grade equivalent lines) is counted as 24 Access Lines by the Companies and Company Subsidiaries in Rochester, New York; Illinois; Michigan; and Wisconsin, (ii) each PRI circuit (a T1 circuit used to provision ISDN service) is counted as 23 Access Lines, (iii) both retail and wholesale market segments are included in the Access Line counts in the Rochester, New York market and (v) telephone lines used for internal business purposes ("official" lines) are excluded from Access Line counts.

                  Action means any action, suit, claim, arbitration, or proceeding or investigation (of which the Sellers or the Buyer, as the case may be, have knowledge) commenced by or pending before any Governmental Authority.

                  Adjustment has the meaning set forth in Section 1.4 hereof.

                  Affiliate means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

                  Agreement or this Agreement means this Purchase Agreement dated as of the date first above written (including the Annexes and Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.7 hereof.

                  Asset Purchase  Agreement has the meaning set forth in Section
2.21 hereof.

                  Buck Consulting Report means the report dated March 23, 2000 by Buck Consulting relating to the January 1, 1999 valuation of the post-retirement non-pension benefits of Global Crossing Telecommunications.

                  Business Day means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  Business Employee has the meaning set forth in Section 8.1 hereof.

                  Buyer has the meaning specified in the introductory paragraph to this Agreement.

                  Buyer Material Adverse Effect means a material adverse effect on the business, results of operations or financial condition of the Buyer and its Subsidiaries (not including the Companies and the Company Subsidiaries), taken as a whole; provided that, for such purpose, "material adverse effect" shall be determined on the basis of the same magnitude of effect as that used to determine a Material Adverse Effect.

                  Buyer Group has the meaning set forth in Section 8.2 hereof.

                  Capital  Expenditure  Cash Fund has the  meaning  set forth in
Section 4.13 hereof.

                  Carrier  Services  Agreement  has the  meaning  set  forth  in
Section 2.21 hereof.

                  CERCLA  means  the   Comprehensive   Environmental   Response,
Compensation, and Liability Act of 1980.

                  Claims and Damages means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including, to the extent required pursuant to Article 8, reasonable attorneys' fees and costs, incurred by or awarded against a party to the extent indemnified in accordance with Article 8 hereof, but shall not include any consequential, special, multiple, punitive or exemplary damages, except to the extent such damages have been recovered by a third party and are the subject of a third party claim for which indemnification is available under the express terms of
         Article 8 hereof.

                  Closing has the meaning set forth in Section 1.6 hereof.

                  Closing Cash Payment has the meaning set forth in Section 1.3 hereof.

                  Closing Date has the meaning set forth in Section 1.6 hereof.

                  Closing Statement has the meaning set forth in Section 1.4 hereof.

                  Code means the Internal Revenue Code of 1986, as amended.

                  Combined Liabilities means all long-term liabilities (which does not include contra asset accounts including, but not limited to, accumulated deprecation or allowance for uncollectible accounts) properly recorded on a combined balance sheet for the Company and the Company Subsidiaries excluding the following: (i) deferred taxes to the extent they reflect timing differences, (ii) deferred investment tax credits, (iii) minority interests (to the extent they are non-cash in nature and permitted under this Agreement), (iv) deferred revenues, (v) any amount included in the definition of "Working Capital," (vi) all accrued employee benefit or pension obligations (A) with respect to which assets will be transferred to the Buyer or Buyer Group, or obligations are assumed by the Sellers, pursuant to Article 8 or (B) which have been established by or at the direction of the Buyer, (vii) liabilities created from or in connection with the obtaining of any Required Consents or other consents or approvals for the Sale from third parties or under Regulatory Law (provided that one-half of any liabilities accrued as of the date of the combined balance sheet in conformity with GAAP consistently applied that were created from or in connection with the obtaining of Required Consents from PUCs (other than where the Companies or Company Subsidiary receive a corresponding asset) shall be included in Combined Liabilities up to a maximum, when aggregated together with any current liabilities created from or in connection with the obtaining of such Required Consents from PUCs included in the calculation of Combined Working Capital, of $15,000,000), (viii) any other "non-cash" liabilities, (ix) Taxes to the extent they are subject to Article 7 and (x) all intercompany liabilities (other than those that are not canceled pursuant to Section 4.13(a)), all of the foregoing as determined on a combined basis for the Companies or Company Subsidiaries in conformity with GAAP consistently applied and on a basis consistent with the basis used in preparing the financial data and information described in clauses (ii) and (iii) of Section 2.6(a) or as expressly required in this definition. For purposes of determining Combined Liabilities, the liability attributable to the long-term portion of the Post-Retirement Welfare Benefits of Union Employees shall be calculated using the same actuarial assumptions that were used to determine the financial statement disclosures as of December 31, 1999 in the Buck Consulting Report. To the extent that, due to tax timing differences, any Tax deduction relating to any liability included in Combined Liabilities will not be available in a Pre-Closing Tax Period, Combined Liabilities shall be reduced appropriately to take into account any Tax Benefit (as defined in Section 9.4) actually realized at or prior to the time of calculation of the Adjustment to the Buyer with respect to such liability; and if the Buyer actually realizes a Tax Benefit after the Adjustment has been determined, the Buyer shall promptly pay to GCNA such additional amount as would have been paid as Purchase Price had the Tax Benefit reduced the original calculation of Combined Liabilities, at such time or times as and to the extent that such Tax Benefit is actually realized.

                  Combined Working Capital means, without duplication, the aggregate of (i) all cash and cash equivalents (other than the Capital Expenditure Cash Fund), accounts receivables and other receivables (less the reserve for uncollectible accounts), prepaid expenses (including prepaid Taxes), security deposits, inventories, supplies, any other current assets and deferred income Taxes recorded as a current asset (but excluding any intercompany accounts) less (ii) all accounts payable, accrued expenses and current liabilities, other accruals, salaries, bonuses and commissions payable, the current portion of long-term Indebtedness and deferred income Taxes recorded as a current liability (but excluding (1) any intercompany accounts (other than intercompany payables that are not canceled pursuant to Section 4.13(a)), (2) all accrued employee benefit obligations (A) with respect to which assets will be transferred to the Buyer or Buyer Group, or obligations are assumed by the Sellers, pursuant to Article 8 or (B) which have been established by or at the direction of the Buyer, (3) Taxes to the extent they are subject to Article 7 and (4) liabilities created from or in connection with the obtaining of any Required Consent or other consents or approvals for the Sale of third parties or under any Regulatory Law (provided that one-half of any current liabilities accrued as of the date of the combined balance sheet in conformity with GAAP consistently applied that were created from or in connection with the obtaining of Required Consents from PUCs (other than where the Companies or Company Subsidiaries receive a corresponding asset) shall be included in the calculation of Combined Working Capital up to a maximum, when aggregated together with any long-term liabilities created from or in connection with the obtaining of such Required Consents from PUCs included in the calculation of Combined Liabilities, of $15,000,000)), all as determined on a combined basis for the Companies and Company Subsidiaries in conformity with GAAP consistently applied and on a basis consistent with the basis used in preparing the financial data and information described in clauses
         (ii) and (iii) of Section 2.6(a) or as expressly required by this definition. For purposes of determining Combined Working Capital, the liability, if any, attributable to the current portion of the Post-Retirement Welfare Benefits of Union Employees shall be calculated using the same actuarial assumptions that were used in preparing the Buck Consulting Report. To the extent that, due to tax timing differences, any Tax deduction relating to any liability included in the calculation of Combined Working Capital will not be available in a Pre-Closing Tax Period, Combined Working Capital shall be increased appropriately to take into account any Tax Benefit (as defined in Section 9.4) actually realized at or prior to the time of calculation of the Adjustment to the Buyer with respect to such liability; and if the Buyer actually realizes a Tax Benefit after the Adjustment has been determined, the Buyer shall promptly pay to GCNA such additional amount as would have been paid as Purchase Price had the Tax Benefit increased the original calculation of Combined Working Capital, at such time or times as and to the extent that such Tax Benefit is actually realized.

                  Confidentiality Agreement means the confidentiality agreement dated June 7, 2000 between the Buyer and Global.

                  control (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  Debt  Adjustment  has the  meaning  set forth in  Section  1.3 hereof.

                  Disclosure Schedule means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller in connection with this Agreement.

                  DOJ has the meaning set forth in Section 4.4 hereof.

                  Employee Benefit Plans means all "employee benefit plans" within the meaning of Section 3(3) of ERISA, all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other employee benefit plans, programs, policies or arrangements, and all employment, retention, change of control or compensation agreements, in each case for the benefit of, or relating to, any current employee or former employee of any of the Companies or Company Subsidiaries, other than any de minimis, fringe or unwritten benefit plans, programs, policies or arrangements, the costs of which, to the Sellers, are not material.

                  Encumbrance means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title that adversely affects the use of the property in the manner it is being used prior to the Closing Date or the value of the property as measured in the context of the current uses thereof.

                  Environmental Claims means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contributions, indemnification, cost recovery, compensation or injunctive relief.

Environmental Law means any Law relating to the environment, health, safety or Hazardous Materials, in force and effect on the date hereof or, in the case of the Sellers' certificate to be delivered in accordance with the provisions of
Section 5.3 hereof, on the Closing Date (exclusive of any amendments or changes to such Law or any regulations promulgated thereunder or orders, decrees or judgments issued pursuant thereto which are enacted, promulgated or issued after the date hereof, or in the case of such certificate, on or after the Closing
Date), including but not limited to, CERCLA; the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49
                    ------
U.S.C.ss.ss.6901  et seq.; the Clean Water Act, 33 U.S.C.ss.ss.1251 et seq.; the
                  ------                                            ------
Toxic Substances Control Act of 1976, 15 U.S.C.ss.ss.2601 et seq.;
                                                          ------
the Clean Air Act of 1966, as amended,  42  U.S.C.ss.ss.7401  et seq.;
                                                              ------
the Safe Drinking Water Act, 42 U.S.C.ss.ss.300f et seq.; the Atomic Energy Act,
                                                 ------
42  U.S.C.ss.ss.2011 et  seq.;  the Federal  Insecticide, Fungicide and Rodenti-
                     -------
cide  Act, 7  U.S.C.ss.ss.136  et seq.; and the Emergency Planning and Community
                               ------
Right-to-Know Act of 1986, 42 U.S.C.ss.ss.1101 et seq.
                                               ------
                  Environmental Permits means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

                  Equipment means all of the tangible personal property, machinery, equipment, vehicles, rolling stock, furniture, and fixtures of the Frontier LEC Business in which any Company or Company Subsidiary has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business between the date hereof and the Closing Date.

                  ERISA means the Employee Retirement Income Security Act of 1974, as amended.

                  Estimated Adjustment has the meaning set forth in Section 1.3 hereof.

                  FCC means the Federal Communications Commission.

                  Financing Commitments has the meaning set forth in Section 3.6 hereof.

                  Frontier LEC Business means the local exchange carrier operations of Global and its Subsidiaries, and the cable television operations and wireless and cellular telephone operations of the Companies and Company Subsidiaries, including, without limitation, the incumbent and competitive local exchange carrier operations of Frontier Telephone of Rochester, Inc., the rural local exchange carrier operations of the other Companies and the Company Subsidiaries and the retail Internet access, Web hosting, data services (IP frame relay and asynchronous transfer mode) and directory services operations currently provided by the Companies and Company Subsidiaries, but excluding (i) competitive local exchange carrier and resold cellular and other wireless operations other than those conducted by the Companies or the Company Subsidiaries immediately prior to the Closing, (ii) long distance service operations other than (x) the retail long distance customer base purchased by the Companies and the Company Subsidiaries and/or (y) marketing, sales, customer service, and billing and collection services performed by the Companies and the Company Subsidiaries on an agency or contract basis relating to long distance services not purchased by the Companies and Company Subsidiaries, (iii) the assets and services identified in Section 2.5 of the Disclosure Schedule as excluded from the Frontier LEC Business and (iv) Sellers' non-LEC marketed long distance services (such as 800 services marketed nationally to families with college students). For purposes for this definition, "local exchange carrier operations" means the provision in the relevant geographic area of (A) wireline local exchange, digital subscriber line, exchange access and (to the extent not provided by Subsidiaries of the Sellers other than the Companies and Company Subsidiaries) intra-LATA toll telecommunications services to end users,
         (B) wireline exchange access telecommunications services to interexchange carriers and other local exchange carriers, (C) retail sales of telephone equipment and products (subject to the non-compete agreement disclosed in Section 2.11 of the Disclosure Schedule) and (D) non-tariffed public communications (pay telephones), commercial telecommunications services facilities leasing and certain other non-regulated services and products.

                  GAAP  means  United  States  generally   accepted   accounting
principles and practices as in effect from time to time.

                  GCNA has the meaning set forth in the introductory paragraph to this Agreement.

                  Global has the meaning set forth in the introductory paragraph to this Agreement.

                  Governmental Authority means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

                  Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. Governmental Orders shall not include Permits.

                  Hazardous Materials means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, and any other chemicals, materials, or substances designated, classified or regulated as being "hazardous" or "toxic", or words of similar import, under any Environmental Law.

                  HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  Indebtedness means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under operating leases classified or accounted for as such on financial statements.

                  Indemnified Party has the meaning set forth in Section 9.5 hereof.

                  Indemnifying Party has the meaning set forth in Section 9.5 hereof.

                  Intellectual Property means all patents, trademarks, trade names, domain names, service marks and copyrights, and applications for any of the foregoing, and other intellectual property, including, without limitation, computer software and programs, of the Frontier LEC Business, whether owned or used by, or licensed to, any Company or Company Subsidiary.

                  knowledge with respect to the Sellers means, exclusively, information of which the Chief Executive Officer, the Chief Financial Officer or any other employee of a Seller of Salary Band Level 35 or above in GCNA's pay scale has knowledge after reasonable inquiry of the appropriate managerial employee of the Frontier LEC Business having supervisory responsibility for the matter concerned.

                  Law means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

                  Liability  Claim  has the  meaning  set forth in  Section  9.1 hereof.

                  Material Adverse Effect means any circumstance, change in, or effect on the Companies or Company Subsidiaries that has a material adverse effect on the business, results of operations or financial condition of the Frontier LEC Business taken as a whole; provided, however, that Material Adverse Effect shall not include adverse effects relating to or resulting from (or, in the case of effects that have not yet occurred, reasonably likely to result from) (i) the execution of this Agreement or the announcement of agreement among the parties with respect to the transactions contemplated by this Agreement, (ii) general economic or industry conditions that have a similar effect on other participants in the industry or (ii) regional economic or industry conditions that have a similar effect on other participants in the industry in such region.

                  Material Contracts means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments primarily relating to the Frontier LEC Business to which any Company or Company Subsidiary is a party or by which any of the assets of the Frontier LEC Business are bound as described below:

                               (i) any agreement or contract providing for payments by the Companies or Company Subsidiaries to any Person in excess of $10,000,000 per year or $30,000,000 in the aggregate over the five-year period commencing on the date hereof;

                              (ii) any employment agreement or consulting agreement or similar contract providing for payments to any Person in excess of $350,000 per year or $1,500,000 in the aggregate over the five-year period commencing on the date hereof;

                             (iii) any retention or severance agreement or contract with respect to any officer of the Frontier LEC Business who is to be employed by any Company or Company Subsidiary following the Closing Date;

                              (iv) any lease of  Equipment  or Real  Property or
                  license with respect to Intellectual Property (other than licenses granted in connection with the purchase of equipment or other assets) by the Frontier LEC Business from another Person providing for payments to another Person in excess of $10,000,000 per year or $30,000,000 in the aggregate over the five-year period commencing on the date hereof;

                               (v) any lease of  Equipment  or Real  Property or
                  license with respect to Intellectual Property (other than licenses granted in connection with the purchase of equipment or other assets) by the Frontier LEC Business to another Person providing for payments to the Seller or any Company or Company Subsidiary in excess of $10,000,000 per year or $30,000,000 in the aggregate over the five-year period commencing on the date hereof;

                              (vi) any  joint  venture,  partnership  or similar
                  agreement or contract of the Frontier LEC Business;

                             (vii) any  agreement  or  contract  under which any
                  Company or Company Subsidiary, or a Seller in connection with the Frontier LEC Business, has borrowed or loaned any money in excess of $25,000,000 or issued or received any note, bond, indenture or other evidence of indebtedness in excess of $25,000,000 or directly or indirectly guaranteed indebtedness, liabilities or obligations of others in an amount in excess of $25,000,000;

                            (viii) any  covenant  not to compete or  contract or
                  agreement, understanding, arrangement or any restriction whatsoever limiting in any respect the ability of any Company or Company Subsidiary to compete in any line of business or with any Person or in any area;

                              (ix) any  agreement or contract  with any officer,
                  director or employee of either Seller or any Company or Company Subsidiary (other than employment agreements covered in clause (i) or agreements or contracts containing terms substantially similar to terms available to employees generally) or agreement or contract with either Seller or any Subsidiary of Global that is neither a Company or Company Subsidiary providing for payments in excess of $10,000,000 per year or $30,000,000 in the aggregate over the five-year period commencing on the date hereof; and

                               (x) any resale, co-location or interconnection agreement.

         Material Contracts shall not include any and all (w) contracts, purchase orders, purchase commitments, leases and agreements entered into in the ordinary course of business and relating to the Frontier LEC Business (other than those described in clauses (iii), (iv), (v) or (vi) above) that (A) are terminable at will without payment of premium or penalty by any Company or Company Subsidiary or (B) are terminable on not more than 60 days' written notice without payment of premium or penalty and do not involve the obligation of any Company or Company Subsidiary to make payments in excess of $25,000,000 during the 60-day period commencing on the Closing Date; (x) contracts, sales orders, purchase orders, purchase commitments and agreements entered into in the ordinary course of business and relating to integrated marketing services or related services of the Frontier LEC Business.

                  Neutral  Auditor  has the  meaning  set forth in  Section  1.4 hereof.

                  Neutral  Auditor  Determination  has the  meaning set forth in
         Section 1.4 hereof.

                  Notice  of Claim has the  meaning  set  forth in  Section  9.5 hereof.

                  Option Deductions has the meaning set forth in Section 7.10 hereof.

                  Performance  Adjustment  has the  meaning set forth in Section
         1.3 hereof.

                  Permits has the meaning set forth in Section 2.12 hereof.

                  Permitted Exceptions means each of the following:

                           (a) mortgages, security interests or other Encum-brances described in Section 2.11 of the Disclosure Schedule;

                           (b) liens for  taxes,  assessments  and  governmental
                  charges or levies not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings;

                           (c) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens, arising in the ordinary course of business;

                           (d) pledges or deposits to secure  obligations  under
                  workers' compensation laws or similar legislation or to secure public or statutory obligations;

                           (e) survey exceptions, rights of way, easements, reciprocal easement agreements and other Encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the use of such property in the conduct of the Frontier LEC Business as it is being conducted prior to the Closing Date;

                           (f) zoning laws and other land use restrictions  that
                  do not materially detract from the value or impair the use of the property subject thereto, or materially impair the operation of the Frontier LEC Business;

                           (g) security interests in favor of suppliers of goods
                  for which payment has not been made in the ordinary course of business consistent with past practice;

                           (h) Encumbrances on the interests of the lessors of properties in which the Frontier LEC Business holds a lease-hold interest; and

                           (i) any and all other Encumbrances that would be im-material to the Frontier LEC Business.

                  Person means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  Pre-Closing  Tax Period has the  meaning  set forth in Section
         7.1 hereof.

                  Probable Assets has the meaning set forth in Section 9.8.

                  Probable Assets List has the meaning set forth in Section 9.8.

                  Probable Assets Statement has the meaning set forth in Section 1.4.

                  Probable Liabilities has the meaning set forth in Section 9.8.

                  Probable Liabilities List has the meaning set forth in Section 9.8.

                  Probable  Liabilities  Statement  has the meaning set forth in
         Section 1.4.

                  Proposed Adjustment has the meaning set forth in Section 1.4 hereof.

                  PUC means any state public service commission or similar regulatory body.

                  Purchase  Price  has the  meaning  set  forth in  Section  1.3 hereof.

                  Real Property means the real property and related mineral rights owned by, and all easements, rights-of-way and other possessory interests in real estate of, the Frontier LEC Business, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Frontier LEC Business attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                  Regulatory Law has the meaning set forth in Section 4.4(b).

                  Release means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

                  Required Consents means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (a) the HSR Act, (b) the Communications Act of 1934, as amended, and any rules and regulations promulgated by the FCC, (c) state securities or "blue sky" laws, (d) the Securities Act of 1933, as amended, (e) the Securities Exchange Act of 1934, as amended, (f) laws, rules, regulations, practices and orders of any state or PUCs, local franchising authorities, foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, or the Federal Energy Regulatory Commission, (g) rules and regulations of The Nasdaq Stock Market and The New York Stock Exchange, Inc. and (h) antitrust or other competition Laws of other jurisdictions.

                  S&P means Standard & Poor's Corporation.

                  Sale has the meaning set forth in the recitals hereto.

                  Sellers  has  the  meaning  set  forth  in  the   introductory
         paragraph to this Agreement.

                  Shares has the meaning set forth in Section 1.1 hereof.

                  Special  Representations  has the meaning set forth in Section
         5.1 hereof.

                  Straddle  Period  has the  meaning  set forth in  Section  7.1 hereof.

                  Subsidiary of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

                  Tax or Taxes means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

                  Tax Return means any report, return, document, declaration or other information or filing required to be supplied to any Tax authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  Union Employee means a Business Employee whose terms and conditions of employment are governed by the terms of any Assumed CBA (as defined in Section 8.5).

                  Working  Capital  Adjustment  has the  meaning  set  forth  in
         Section 1.3 hereof.

                  Article 11.  Miscellaneous Provisions.
                               ------------------------

                  11.1 Termination Rights. (a) Grounds for Termination. This Agreement may be terminated:


                  (1)  by mutual consent of the parties;

                  (2) by either the Sellers or the Buyer, provided such party or parties are not then in material default hereunder, upon written notice to the other party or parties, if the Closing hereunder has not occurred on or before December 31, 2001; provided that if all Required Consents have been obtained but have not become final and non-appealable as of such date, then such date shall be extended to March 31, 2002; or

                  (3) by either the Sellers or the Buyer, upon written notice to the other party or parties, if any Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the purchase and sale contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

                  (b) Post-Termination Liability. If this Agreement is terminated pursuant to Subsection 11.1(a) hereof, this Agreement shall thereupon become void and of no further effect whatsoever, and the parties shall be released and discharged of all obligations under this Agreement, except (i) to the extent of a party's liability for willful material breaches of this Agreement prior to the time of such termination, (ii) as set forth in Section
4.5 hereof and (iii) the obligations of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided herein.

                  11.2 Expenses. Except as otherwise specifically provided in this Agreement, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  11.3 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this
Section 11.3.

                  If to the Sellers:

                        Global Crossing Ltd.
                        360 North Crescent Drive
                         Beverly Hills, California 90210
                        Attention:     James Gorton, Esq.
                                       Senior Vice President and General Counsel
                          Facsimile No.: (310) 281-5820

                                and

                       Global Crossing North America, Inc.
                        180 South Clinton Avenue
                        Rochester, New York  14646
                          Attention: Joseph P. Clayton
                                       Chief Executive Officer
                          Facsimile No.: (716) 325-7639

                 with copies to:

                       Global Crossing North America, Inc.
                        180 South Clinton Avenue
                        Rochester, New York  14646
                        Attention:     Martin T. McCue, Esq.
                                       Senior Vice President and General Counsel
                          Facsimile No.: (716) 546-7823

                                            and

                        Robert E. Spatt, Esq.
                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                          New York, New York 10017-3954
                          Facsimile No.: (212) 455-2502


                  If to the Buyer:

                         Citizens Communications Company
                        High Ridge Park
                           Stamford, Connecticut 06905
                          Attention: Scott N. Schneider
                                       Executive Vice President
                          Facsimile No.: (203) 614-5201

                  with copies to:

                         Citizens Communications Company
                        High Ridge Park
                           Stamford, Connecticut 06905

                        Attention:     L. Russell Mitten, Esq.
                                       Vice President and General Counsel
                          Facsimile No.: (203) 614-4651

                                            and

                        Jeffrey L. Hardin, Esq.
                          Fleischman and Walsh, L.L.P.
                           1400 Sixteenth Street, N.W.
                        Suite 600
                        Washington, D.C. 20036
                          Facsimile No.: (202) 387-3467


                  Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

                  11.4 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  11.5 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

                  11.6  Severability.  If any  term or other  provision  of this
Agreement  is  invalid,  illegal or  incapable  of being  enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  11.7 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Buyer or (b) by a waiver in accordance with Section 11.5 hereof.

                  11.8 Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein; provided, however, that the Confidentiality Agreement shall remain in effect until the Closing. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto. Disclosure of any fact or item in the Disclosure Schedule referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears to the extent that the fact or item disclosed is reasonably clearly applicable to such other paragraph or section. Disclosure of any fact or item in the Disclosure Schedule shall not necessarily mean that such item or fact, individually or in the aggregate, is material to the business, results of operations or financial condition of the Frontier LEC Business or that it is probable that any impairment or liability will result therefrom. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

                  11.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(i) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in New York, New York.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             GLOBAL CROSSING LTD.



                             By: /s/ THOMAS J. CASEY
                                ----------------------------------
                              Name: Thomas J. Casey
                              Title: Vice Chairman

                             GLOBAL CROSSING NORTH AMERICA, INC.



                             By: /s/ MARTIN T. MCCUE
                                ----------------------------------
                              Name: Martin T. McCue
                                Title: Senior Vice President

                             CITIZENS COMMUNICATIONS COMPANY

                             By: /s/ SCOTT N. SCHNEIDER
                               -----------------------------------
                                Name: Scott N. Schneider
                                Title:   Executive Vice President

                                                                         ANNEX I

                                  THE COMPANIES
                                  -------------





772 shares of Common Stock          Frontier Telephone of Rochester, Inc.

  6 shares of Common Stock          Frontier Communications of Rochester, Inc.

357 shares of Common Stock          Frontier Subsidiary Telco Inc.

200 shares of Common Stock          Frontier Communications of Sylvan Lake, Inc.

100 shares of Common Stock          Frontier Communications of Seneca-Gorham, Inc.

506,758 shares of Common Stock      Frontier Communications of New York, Inc.

 21,742 shares of Common Stock      Frontier Communications of AuSable Valley, Inc.


                                                                                                                      ANNEX II

                            THE COMPANY SUBSIDIARIES



Company Subsidiary                               Class of Stock   Number of Shares and Record Owner
---------------------------------------------------------------------------------------------- -----------------------------------
Frontier Communications of DePue, Inc.            Common Stock    554 shares owned by Frontier Subsidiary Telco Inc.

DePue Communications, Inc.                        Common Stock    1,000 shares owned by Frontier Communications of DePue, Inc.

Frontier Communications of Illinois, Inc.         Common Stock    26,313 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Indiana, Inc.          Common Stock    3,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Iowa, Inc.             Common Stock    100 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Lakeside, Inc.         Common Stock    53,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications - Midland, Inc.           Common Stock    36,447.5 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Mt. Pulaski, Inc.      Common Stock    340 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications - Prairie, Inc.           Common Stock    67,800 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications - Schuyler, Inc.          Common Stock    5,000 shares owned by Frontier Subsidiary Telco Inc.

Schuyler Cellular, Inc.                           Common Stock    100 shares owned by Frontier Communications - Schuyler, Inc.

Frontier Communications of Thorntown, Inc.        Common Stock    9,483 shares owned by Frontier Subsidiary Telco Inc.

Frontier Cable of Indiana, Inc.                   Common Stock    343 shares owned by Frontier Communications of Thorntown, Inc.

Frontier Communications of Alabama, Inc.          Common Stock    1,299 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Fairmount, Inc.        Common Stock    10,405 shares owned by Frontier Subsidiary Telco Inc.

Fairmount Cellular, Inc.                          Common Stock    100 shares owned by Frontier Communications of Fairmount, Inc.

Frontier Communications of Georgia, Inc.          Common Stock    3,600 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Lamar County, Inc.     Common Stock    250 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Mississippi, Inc.      Common Stock    1,743.5 shares owned by Frontier Subsidiary Telco Inc.

Frontier Cable of Mississippi, Inc.               Common Stock    1,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of the South, Inc.        Common Stock    5,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier Cellular of Alabama, Inc.                Common Stock    250 shares owned by Frontier Communications of the South, Inc.
                                                                  166 shares owned by Frontier Communications of Alabama, Inc.
                                                                   84 shares owned by Frontier Communications of Lamar County, Inc.

Frontier Communications of Breezewood, Inc.       Common Stock    1,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Canton, Inc.           Common Stock    1,980 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Lakewood, Inc.         Common Stock    5,080 shares owned by Frontier Communications of Canton, Inc.

Frontier Communications of Oswayo River, Inc.     Common Stock    3,623 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Pennsylvania, Inc.     Common Stock    120,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier InfoServices, Inc.                       Common Stock    100 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of America, Inc.          Common Stock    200 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Michigan, Inc.         Common Stock    1,621,850 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Minnesota, Inc.        Common Stock    100 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Mondovi, Inc.          Common Stock    1,365 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Orion, Inc.            Common Stock    100 shares owned by Frontier Subsidiary Telco Inc.

O.T. Cellular Telephone Company                   Common Stock    100 shares owned by Frontier Communications of Orion, Inc.

Frontier Communications - St. Croix, Inc.         Common Stock    119,520 shares owned by Frontier Subsidiary Telco Inc.

Frontier Cable of Wisconsin, Inc.                 Common Stock    1,635 shares owned by Frontier Communications - St. Croix, Inc.

Frontier Communications of Viroqua, Inc.          Common Stock    8,000 shares owned by Frontier Subsidiary Telco Inc.

Frontier Communications of Wisconsin, Inc.        Common Stock    1,233,935 shares owned by Frontier Subsidiary Telco Inc.